UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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MINDSPEED TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MINDSPEED TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 24, 2005

To our Stockholders:

      Our 2005 annual meeting of stockholders will be held on Thursday, February  24, 2005, beginning at 10:00 a.m. Pacific Standard Time, at the Hilton Irvine/ Orange County Airport Hotel, located at 18800 MacArthur Boulevard, Irvine, California 92612. At the meeting, the holders of the company’s outstanding common stock will act on the following matters:

1. Election of two directors, each for a term of three years;

2. Ratification of the appointment of the company’s independent registered public accounting firm for the 2005 fiscal year;

3. Approval of the company’s 2003 long-term incentives plan;

4. Approval of an amendment to the company’s 2003 long-term incentives plan increasing its authorized shares from 10 million to 18 million; and

5. Such other business as may properly come before the meeting.

      All holders of record of shares of the company’s common stock (Nasdaq: MSPD) at the close of business on December 27, 2004 are entitled to vote at the meeting and any postponements or adjournments of the meeting. All stockholders are requested to complete, sign, date and return the accompanying proxy card as soon as possible in the enclosed return envelope. Submitting your proxy by either the proxy card, the internet or by telephone will not affect your right to vote in person if you decide to attend the annual meeting.

IF YOU PLAN TO ATTEND:

      Registration will begin at 8:00 a.m. and seating will begin at 9:00 a.m. Each stockholder will need to bring an admission ticket and valid picture identification, such as a driver’s license or passport, for admission to the meeting. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

SIMON BIDDISCOMBE
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

January 21, 2005

Newport Beach, California

ii

MINDSPEED TECHNOLOGIES, INC.

4000 MacArthur Blvd., East Tower
Newport Beach, California 92660

PROXY STATEMENT

      This proxy statement contains information related to the annual meeting of stockholders of the company to be held on Thursday, February 24, 2005, beginning at 10:00 a.m. Pacific Standard Time, at the Hilton Irvine/ Orange County Airport Hotel, located at 18800 MacArthur Boulevard, Irvine, California 92612, and at any postponements or adjournments thereof. Your proxy for the meeting is being solicited by the company’s board of directors. This proxy statement and our annual report on Form 10-K are being mailed to stockholders on or about January 21, 2005.

ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

      At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including the election of directors, ratification of the appointment of the company’s independent registered public accounting firm, approval of the company’s 2003 long-term incentives plan, and approval of an amendment to the company’s 2003 long-term incentives plan increasing its authorized shares from 10 million to 18 million. In addition, management will report on the performance of the company and respond to questions from stockholders.

Who can attend the meeting?

      Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 8:00 a.m. and seating will begin at 9:00 a.m. If you plan to attend the meeting, please note that you will need to bring your admission ticket and valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

      Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Who is entitled to vote at the meeting?

      Only stockholders of record at the close of business on December 27, 2004, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. There were 101,568,693 shares of the company’s common stock outstanding on the record date.

What are the voting rights of the holders of the company’s common stock?

      Each share of the company’s common stock outstanding on the record date will be entitled to one vote on each matter considered at the meeting.

What is a quorum?

      A quorum is the minimum number of the company’s shares that must be represented at a duly called meeting in person or by proxy in order to legally conduct business. For the annual meeting, the presence, in person or by proxy, of the holders of at least 50,784,347 shares, which is a simple majority of the 101,568,693 shares outstanding as of the record date, will be considered a quorum allowing votes to be taken and counted for the matters before the stockholders.

      If you are a registered stockholder, you must deliver your proxy by mail, internet or telephone or attend the annual meeting in person and vote in order to be counted in the determination of a quorum. If you are a “street name” stockholder, your brokerage account will vote your shares pursuant to your proxy directions and such shares will count in the determination of a quorum. If you do not respond to the proxy and provide no directions to your broker, your broker will vote your shares as allowed (discussed below) and your shares will count in the determination of a quorum.

How do I vote?

      If you are a registered stockholder or a “street name” stockholder, your properly signed and returned proxy card will be voted by the designated proxy, or your broker or nominee, pursuant to your directions. If you are a registered stockholder and attend the meeting, you may vote by ballot at the meeting or deliver your completed proxy card in person. If you are a “street name” stockholder and attend the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares, because the broker or nominee is the legal, registered owner of the shares. If you have the broker’s proxy, you may vote by ballot or you may complete and deliver another proxy card in person.

Can I vote by telephone or electronically?

      If you are a registered stockholder, you may deliver your proxy by telephone, or electronically through the internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to deliver your proxy by telephone or electronically. The deadline for delivering your proxy by telephone or electronically is 11:59 p.m., Pacific Standard Time, on February 23, 2005.

Can I change my vote after I return my proxy card?

      Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the company’s secretary either a notice of revocation or a duly executed proxy bearing a later date. If, at the meeting, you request from the inspector of elections, your proxy holder’s power to vote will be suspended. Your attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote my stock plan shares (ESPP, 401(k), etc.)?

      If you participate in a employee stock purchase plan or 401(k) of the company, Conexant, Rockwell Automation or Rockwell Collins, you may give voting instructions as to the number of shares of common stock equivalent to the interest in the company’s common stock credited to your account as of the record date. You may provide voting instructions to Fidelity Management Trust Company or Wells Fargo Bank N.A., by completing and returning the proxy card accompanying this proxy statement delivered in connection with such plan(s). The trustee will vote your shares in accordance with your duly executed instructions received by February 21, 2005. If you do not send instructions, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

      You may also revoke previously given voting instructions by February 21, 2005 by filing with the trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee.

Will my vote be confidential?

      It is the company’s policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The inspectors of election and any of the company’s employees associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.

What are the board’s recommendations?

      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board. The board’s recommendation is set forth together with the description of each proposal in this proxy statement. In summary, the board recommends a vote:

•	for election of the nominated slate of directors (see proposal 1);

•	for ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2005 (see proposal 2);

•	for approval of the company’s 2003 long-term incentives plan (see proposal 3); and

•	for approval of the increase in authorized shares under the company’s 2003 long-term incentives plan from 10 million to 18 million (see proposal 4).

      With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board or, if no recommendation is given, in their own discretion.

What vote is required to approve each proposal?

      Election of directors. The two directors receiving the most votes cast at the meeting will be elected to serve for the next three years. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

      Other proposals. For each other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. A properly executed proxy marked “abstain” with respect to any such proposal will not be voted, although it will be counted for purposes of determining the total number of shares necessary for approval of such proposal. Accordingly, an abstention will have the effect of a negative vote.

      Street name shares. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the proposals to be acted upon. For this meeting, if you do not give specific instructions, your broker or nominee may cast your vote for proposal 1, the election of directors, and for proposal 2, the ratification of the appointment of the company’s independent registered public accounting firm. However, if you do not give your broker or nominee specific instructions, your shares may not be voted on proposal 3, the approval of the long-term incentives plan, nor on proposal 4, the approval of increasing shares under the long-term incentives plan, and such “broker non-votes” will not be counted in determining the total number of shares necessary for approval of such proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How many shares of the company’s common stock do the directors, executive officers and certain beneficial owners own?

      To the company’s knowledge, the following table sets forth information regarding the beneficial ownership of the 100,923,775 shares of the company’s common stock outstanding on November 30, 2004 by each person who is known to us based upon filings with the SEC to beneficially own more than 5% of the company’s common stock, each of our directors, each executive officer named in the Summary Compensation Table and all current directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment power with respect to the stock listed.

	Common Stock(1)

Name	Shares	Percent of Class

5% Stockholders
FMR Corp.	13,044,778	12.9%
82 Devonshire Street
Boston, MA 02109
Conexant Systems, Inc.(2)	30,000,000	22.9%
100 Schulz Drive
Red Bank, NJ 07701
Directors and Executive Officers
Donald R. Beall(3,4,5)	841,231	*
Dwight W. Decker(3,5,6,7)	1,590,820	1.6%
Donald H. Gips	—	*
Raouf Y. Halim(5,6,8)	1,580,110	1.6%
Ming Louie(5)	10,000	*
Thomas A. Madden(5)	10,000	*
Jerre L. Stead(5,9)	86,290	*
Daryush Shamlou(5,8)	299,916	*
Thomas J. Medrek(5,8)	283,055	*
Wayne K. Nesbit(5,10)	111,875	*
David W. Carroll(3,5,6,8)	244,150	*
Harry Davoody(5,11)	69,687	*
All current directors and executive officers as a group (15 persons)(3,4,5,6,7,8,9,10)	5,829,692	5.8%

*	Represents less than 1% of the company’s outstanding common stock

(1)	Unless otherwise indicated, each person’s address is c/o Mindspeed Technologies, Inc., 4000 MacArthur Boulevard, East Tower, Newport Beach, California 92660. If a stockholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of November 30, 2004, we treat the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate the stockholder’s percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.

(2)	In connection with the distribution of the company’s common stock by Conexant to its stockholders, the company issued Conexant a warrant to purchase 30 million shares of common stock at a price of $3.408 per share (subject to adjustment in certain circumstances), exercisable through June 27, 2013. The warrants may not be exercised to the extent that such exercise would result in the holder of the warrants owning at any one time more than 10% of the company’s outstanding common stock.

(3)	Includes shares held under the savings plans of Rockwell. Does not include 778 share equivalents for Mr. Decker held under Rockwell’s supplemental savings plans. Awards under the supplemental savings plans are paid in cash.

(4)	Includes shares, as to which Mr. Beall disclaims beneficial ownership, as follows: 2,058 shares held in the Kenneth L. Beall Trust #1, the beneficiary of which is an adult child of Mr. Beall not living in the same household and as to which trust Mr. Beall has no relationship; 3,333 shares owned by the Beall Family Foundation, of which Mr. Beall is president and a director; and 103,038 shares acquired upon exercise of stock options held in the Beall Trust #2, the beneficiaries of which are adult children of Mr. Beall not living in the same household and as to which trust Mr. Beall has no relationship.

(5)	Includes shares that could be purchased by exercise of options on November 30, 2004 or within 60 days thereafter, as follows: 284,052 for Mr. Beall; 1,521,088 for Mr. Decker; 1,562,714 for Mr. Halim; 10,000 for Mr. Louie; 10,000 for Mr. Madden; 63,630 for Mr. Stead; 291,517 for Mr. Shamlou; 242,506 for Mr. Medrek; 110,219 for Mr. Nesbit; 239,804 for Mr. Carroll; 69,687 for Mr. Davoody; and 5,088,956 for the group.

(6)	Includes shares held under the savings plans of Conexant. Does not include 586 share equivalents for Mr. Decker held under Conexant’s supplemental savings plans. Awards under the supplemental savings plans are paid in cash.

(7)	Includes 2,734 shares granted as restricted stock.

(8)	Includes shares held under the savings plans of the company.

(9)	Includes 11,567 shares derived from shares of Conexant common stock granted to Mr. Stead under the Conexant directors stock plan with certain transfer restrictions, and 11,093 shares granted under the company’s directors stock plan with certain transfer restrictions.

(10)	Includes 28,037 shares which are subject to divestment pursuant to marriage dissolution proceedings.

(11)	The address for Mr. Davoody is c/o WK Technology, 2880 Lakeside Drive, Suite 130, Santa Clara, California 95054. Mr. Davoody resigned effective September 30, 2004.

ELECTION OF DIRECTORS

How is the board made up?

      The company’s charter provides that the board shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with a term extending to the third succeeding annual meeting after election. The charter also provides that each of the three classes shall be as nearly equal in number as the then total number of directors permits.

Which directors are up for election?

      The two directors in Class II, Messrs. Louie and Madden, will be elected at the 2005 annual meeting to serve for a term expiring at the company’s annual meeting in 2008. The two directors in Class III are serving terms expiring at the company’s annual meeting of stockholders in 2006 and the three directors in Class I at the 2007 annual meeting.

What are their backgrounds?

MING LOUIE Age 58 Co-Founder, Managing Director and Director of Mobile Radius, Inc.	Mr. Louie has been a director of the company since June 2003. Mr. Louie is the co-founder, Managing Director and a Director of Mobile Radius, Inc. (mobile internet data services) and the Managing Director of Dynasty Capital Services LLC (consulting). Mr. Louie served as President, Qualcomm Greater China (wireless communications) from May 2000 to October 2001. He served as Vice President, Business Development of Globalstar Communications Limited (satellite telecommunications) prior thereto.

THOMAS A. MADDEN Age 51 Executive Vice President and Chief Financial Officer of Ingram Micro Inc.	Mr. Madden has been a director of the company since June 2003. Mr. Madden has been Executive Vice President and Chief Financial Officer of Ingram Micro Inc. (computer technology products and services) since July 2001. He served as Senior Vice President and Chief Financial Officer of ArvinMeritor, Inc. (automotive components) prior thereto.

Who are the remaining directors?

Class III — Continuing directors with terms expiring in 2006

DWIGHT W. DECKER Age 54 Chairman of the Board and Chief Executive Officer of Conexant Systems, Inc.	Dr. Decker has been a director of the company since January 2002 and non-executive Chairman of the Board since June 2003. Dr. Decker was Chairman of the Board and Chief Executive Officer of Conexant (semiconductors) from December 1998 through February 2004, when the merger with Globespan Virata, Inc. was completed, at which time he became Chairman of the Board of the combined company. In November 2004, Dr. Decker resumed his Chief Executive Officer duties of Conexant. He served as Senior Vice President of Rockwell and President, Rockwell Semiconductor Systems from July 1998 to December 1998, and Senior Vice President of Rockwell and President, Rockwell Semiconductor Systems and Electronic Commerce prior thereto. Dr. Decker is the non-executive Chairman and a director of Skyworks Solutions, Inc., and a director of Pacific Mutual Holding Company and Jazz Semiconductor, Inc. He is also a director or member of numerous professional and civic organizations.
RAOUF Y. HALIM Age 44 Chief Executive Officer and Director of Mindspeed Technologies, Inc.	Mr. Halim has been a director of the company since January 2002. Mr. Halim has been Chief Executive Officer of the company since June 2003. He was Senior Vice President and Chief Executive Officer of the internet infrastructure business of Conexant from February 2002 to June 2003; Senior Vice President and General Manager, Network Access division of Conexant from January 1999 to February 2002; and Vice President and General Manager, Network Access division of Rockwell Semiconductor Systems prior thereto. Mr. Halim received an M.S. in electrical engineering from the Georgia Institute of Technology and a B.Sc. in communications and electrophysics from Alexandria University.

Class I — Continuing directors with terms expiring in 2007

DONALD R. BEALL Age 66 Retired Chairman and Chief Executive Officer of Rockwell International Corporation	Mr. Beall has been a director of the company since June 2003. Mr. Beall is the retired Chairman and Chief Executive Officer of Rockwell International Corporation, now named Rockwell Automation, Inc., (electronic controls and communications) and was a director of Rockwell from 1978 to February 2001. Mr. Beall is Chairman of the Executive Committee and a director of Rockwell Collins, Inc. He is also a director of Skyworks Solutions, Inc., Conexant, Jazz Semiconductor, Inc., and CT Realty. He is a former director of Amoco Corporation, ArvinMeritor, Inc., The Procter & Gamble Company, and The Times Mirror Company. He is a member of various University of California-Irvine supporting organizations and an Overseer of the Hoover Institution at Stanford University. He is also an investor, director or advisor with several private companies and investment partnerships.

DONALD L. GIPS Age 44 Group Vice President, Level 3 Communications, Inc.	Mr. Gips has been a director of the company since May 2004. Mr. Gips is presently Group Vice President in charge of Global Corporate Development for Level 3 Communications, Inc. (communications and information services). Previously, he served as Level 3 Group Vice President overseeing global marketing and sales, as well as all of the company’s lines of business and marketing and sales strategies. Prior to joining Level 3 in 1998, Mr. Gips served in the White House as Chief Domestic Policy Advisor to Vice President Gore. Before joining the White House staff, Mr. Gips spent four years as Chief of the Federal Communications Commission’s International Bureau and Deputy Chief of the Office of Plans and Policy. Mr. Gips is a director of Mobile Satellite Ventures and Terrestar Networks, Inc. Mr. Gips received a master’s degree in public and private management from the Yale School of Management and a B.A. from Harvard University.

JERRE L. STEAD Age 61 Retired Chairman and Chief Executive Officer of Ingram Micro Inc.	Mr. Stead has been a director of the company since June 2003. In May 2000 he retired as Chairman of the Board and Chief Executive Officer of Ingram Micro Inc. (computer technology products and services), positions he had held since August 1996. Mr. Stead is Chairman of the Board of HAIC Software Technology and a director of Armstrong World Industries, Inc., Brightpoint, Inc., Conexant and Mobility Electronics, Inc. He is Chairman of the Board of the Center of Ethics and Values at Garrett Seminary on the Northwestern University campus. Mr. Stead is also on the board of the Salk Institute and the National Board of Alzheimer’s Association.

BOARD COMMITTEES AND MEETINGS

What is the role of the primary board committees?

      The board has standing audit, governance and board composition, and compensation and management development committees.

      Audit committee. The audit committee members are Messrs. Madden (chairman), Beall, Louie and Stead. The committee assists the board in overseeing the accounting and financial reporting processes of the company and audits of the company’s financial statements. It is directly responsible for the appointment, compensation, retention, and oversight of the work of the independent registered public accounting firms engaged by the company. It reviews the independent registered public accounting firm’s audit of the financial statements and its report thereof, the company’s system of internal controls over financial reporting, the independent registered public accounting firm’s annual management letter, various other accounting and auditing matters and the independence of the auditing registered public accounting firm. The committee reviews and pre-approves all audit and non-audit services performed by the company’s independent registered public accounting firm, other than as may be allowed by applicable law. It reviews and approves the appointment or change of the company’s director of internal audit. It has established procedures for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by company employees of concerns regarding questionable accounting and auditing matters. The committee meets with management to review any issues related to matters within the scope of its duties. The charter of the committee is available on the company’s investor relations website (www.mindspeed.com). The committee met eight times during fiscal year 2004. All of the members of the committee are independent within the meaning of SEC regulations, applicable rules of The Nasdaq National Market and the company’s board membership criteria. Mr. Madden, the chairman of the audit committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the board has determined that he has accounting and related financial management expertise within the meaning of the applicable rules of The Nasdaq National Market. Mr. Madden’s experience is discussed above under the caption “Election of Directors.”

      Governance and board composition committee. The governance and board composition committee members are Messrs. Stead (chairman), Beall, Gips, Louie and Madden. The committee reviews with the board, on an annual basis or as more frequently needed, the company’s corporate governance guidelines and the board’s committee structure and membership. The committee periodically establishes a framework for the evaluation of the company’s chief executive officer.

      The committee recommends nominees for election at each annual meeting and nominees to fill any board vacancies. The committee recommended to the board Messrs. Louie and Madden for re-election at the annual meeting. In connection with the committee’s consideration of this year’s nominees, Mr. Madden notified the committee that he intends to retire from his position as executive vice president and chief financial officer of Ingram Micro Inc. However, the committee determined that in light of his contribution to the board, he should be nominated for re-election to the board.

      The committee leads the search for qualified director candidates by defining the experiential background and qualifications for individual director searches and engaging third party search firms to source potential candidates and coordinate the logistics of each search. The search firm of Heidrick & Struggles International, Inc. was selected for the search that led to the appointment of Mr. Gips in May 2004. The committee prepares, not less frequently than every three years, and submits to the board, for adoption by the board, a list of selection criteria to be used by the committee. The current board membership criteria can be found on the company’s website (www.mindspeed.com). The committee will consider director candidates recommended by stockholders of the company pursuant to the company’s procedures described under the caption “Other Matters — Stockholder Proposals.” The selection criteria for director candidates include the following:

•	Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and reputation for working constructively with others.

•	Each director should have sufficient time available to devote to the affairs of the company in order to carry out the responsibilities of a director.

•	Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director. This excludes from consideration (i) officers of companies in direct or substantial competition with the company and (ii) major or potential major customers, suppliers or contractors.

      The committee’s charter is available on the company’s investor relations website (www.mindpseed.com). The committee met four times during fiscal year 2004. All of the members of the committee are independent within the meaning of SEC regulations, applicable rules of The Nasdaq National Market and the company’s board membership criteria.

      Compensation and management development committee. The compensation and management development committee members are Messrs. Beall (chairman), Gips, Madden and Stead. The committee recommends to the board compensation and benefits for non-employee directors; reviews and approves, on an annual basis, the corporate goals and objectives with respect to compensation of the company’s chief executive officer pursuant to the framework developed by the governance and board composition committee; determines salaries for all executive officers and reviews annually the salary plan for other executives in general management positions; reviews standard base pay, incentive compensation, deferred compensation and all stock-based plans and recommends changes in such plans as needed; reviews annually the performance of the company’s chief executive officer and other senior executives, assists the board in developing and evaluating potential candidates for executive positions, oversees the development of executive succession plans; and prepares and publishes an annual executive compensation report in the proxy statement. The charter of the committee is available on the company’s investor relations website (www.mindspeed.com). The committee met seven times in fiscal year 2004. All of the members of the committee are independent within the meaning of SEC regulations, applicable rules of The Nasdaq National Market and the company’s board membership criteria.

      Compensation committee interlocks and insider participation. No member of the compensation and management development committee during fiscal 2004 was a current or former officer or employee of the company. There are no compensation committee interlocks between the company and other entities involving the company’s executive officers and board members who serve as executive officers or board members of such other entities.

Who is the chairman of the board?

      Director Dwight Decker has served in this position since the company’s spin-off and emergence as an independent publicly-traded company on June 27, 2003 and he continues to serve in this position.

How does the board determine which directors are considered independent?

      Each year prior to the annual meeting, the board reviews and determines the independence of its directors. During this review, the board considers transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries and affiliates. The board measures these transactions and relationships against the independence requirements of the SEC and The Nasdaq National Market. As a result of this review, the board affirmatively determined that the two directors nominated for election at the annual meeting, Messrs. Louie and Madden, are independent of the company and its management and that continuing directors, Messrs. Beall, Gips and Stead, are also independent of the company and its management.

How often did the board meet during fiscal year 2004?

      The board met six times during fiscal year 2004. Each director is expected to attend each meeting of the board and of those committees on which he serves. No incumbent director attended less than 75% of all board and applicable committee meetings during fiscal year 2004. Mr. Gips was elected a director on May 6, 2004 and Mr. Eslambolchi resigned as a director effective July 1, 2004. The company intends to have meetings of the board later on the same day as the company’s annual meetings, and when this schedule is followed, it is the policy of the board that directors are expected to attend the company’s annual meetings. Other than Mr. Eslambolchi, all directors attended the annual meeting of stockholders on February 26, 2004.

DIRECTORS’ COMPENSATION

How are directors compensated?

      For board participation during fiscal year 2004, the company’s non-employee directors each received annual base compensation of $30,000. They each also received committee participation compensation equal to $1,500 annually for each committee ($2,500 if serving as chairman of such committee) on which they served. In addition, each non-employee director received $1,000 per day for each board meeting (other than committee meetings) attended in person and $500 per day for each board meeting attended by telephone. The directors stock plan provides that upon initial election to the board, each non-employee director is granted an option to purchase 40,000 shares of the company’s common stock at an exercise price per share equal to its fair market value on the date of grant. The options become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date the options are granted. In addition, following completion of one year of service on the board, each non-employee director is thereafter granted an option to purchase 20,000 shares of the company’s common stock following each annual meeting. Subsequent to the 2004 annual meeting, each non-employee director was granted an option to purchase 20,000 shares of the company’s common stock. Mr. Gips received his initial grant upon his election in May 2004. Under the terms of the directors’ deferred compensation plan, beginning with the 2004 tax year, a director may elect to defer all or part of the cash portion of directors’ compensation until such time as shall be specified with interest on deferred amounts accruing quarterly at 120% of the federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year to receive all or a portion of cash compensation due via shares or restricted shares valued at the closing price of the company’s common stock on the date each payment would otherwise be made.

How do stockholders communicate with the board?

      Stockholders and other parties interested in communicating directly with any individual director, including the chairman, the board as a whole, or with the non-management directors as a group may do so by writing to Corporate Secretary, Mindspeed Technologies, Inc., 4000 MacArthur Blvd., East Tower, Newport Beach, California, 92660. The company’s corporate secretary reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the corporate secretary, deals with the functions of the board or its committees, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the company that is addressed to members of the board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the company’s internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

REPORT OF THE AUDIT COMMITTEE

      The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this report by reference therein.

      The audit committee has furnished the following report on audit committee matters:

      The audit committee assists the board in overseeing the accounting and financial reporting processes of the company and the audits of the financial statements of the company. The audit committee operates in accordance with a written charter which was adopted by the board; a copy of which was attached to last year’s proxy statement and is available on the company’s website (www.mindspeed.com). Management is responsible for the preparation, presentation and integrity of the company’s financial statements and the financial reporting process and internal controls. The independent registered public accounting firm is responsible for auditing the company’s financial statements.

      In this context, we met and held discussions throughout the year with management and the independent registered public accounting firm. Management and the independent registered public accounting firm represented to us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. We also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

      We discussed with the independent registered public accounting firm such firm’s independence from the company and its management, including the matters, if any, in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We also considered whether the independent auditors’ provision of audit and non-audit services to the company is compatible with maintaining the auditors’ independence.

      We discussed with the company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. We met with the internal auditors and independent registered public accounting firm to discuss the results of their examinations, the evaluations of the company’s internal controls, disclosure controls and procedures and the overall quality and integrity of the company’s financial reporting.

      Based on the reviews and discussions referred to above, we have recommended to the board that the audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2004 and retained Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2005.

Audit Committee

Thomas A. Madden, Chairman

Donald R. Beall
Ming Louie
Jerre L. Stead

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE ON EXECUTIVE COMPENSATION

      The compensation and management development committee, among other things, approves and administers all elements of compensation for the company’s executive officers. In this regard, the role of the committee is to oversee the company’s compensation plans and policies, periodically review and approve all executive officers’ compensation decisions and administer the company’s stock plans (including reviewing and approving stock and stock option grants to executive officers). The committee’s membership consists entirely of independent directors. The committee meets at scheduled times during the year, and it also considers and takes action by written consent. The committee’s chairman reports on committee actions and recommendations at each board meeting. The company’s human resources department supports the committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering the company’s compensation programs. In addition, the committee has the authority to engage services of outside advisors, experts and others to assist the committee.

      The committee has furnished the following report on executive compensation:

What is the company’s compensation philosophy and what are its compensation objectives?

      The committee has adopted a general compensation philosophy of “pay for performance” in which total cash compensation would vary with company performance. The committee believes that this philosophy is appropriate for the company as a high technology, semiconductor company. The committee’s goal is to provide base salary and opportunity for annual incentives sufficient to provide total cash compensation at market competitive levels for both peer semiconductor and other U.S. high technology companies and to provide long-term incentives in the form of stock and/or stock option grants to its executives at market competitive levels for peer semiconductor companies.

      Total annual compensation for the majority of the company’s employees, including its executive officers, consists of the following:

•	base salary; and

•	an annual incentive compensation program that is related to growth in certain financial performance measures of the company or its stock price appreciation, and based on an individual bonus target for the performance period. The annual incentive from year to year, if paid, may be delivered in cash, stock, restricted stock or stock options.

      Long-term incentive compensation is realized through the grant of stock options and, in some cases, stock awards or shares of restricted stock, to executive officers as well as employees under the 2003 long-term incentives plan.

      In addition to encouraging stock ownership by granting stock options, stock grants and restricted stock, the company further encourages all of its employees to own the company’s common stock through the company’s employee stock purchase plans. The employee stock purchase plans allow participants to buy, at a discount to the market price, up to 1,000 shares of the company’s common stock every six months, by setting aside up to 10% of their salary and bonuses, subject to certain limits.

How do you set executive compensation?

      In setting the base salary and individual bonus target amount for executive officers, the committee reviews information relating to executive compensation of U.S.-based semiconductor and other high technology companies that are considered generally comparable to the company. The company’s semiconductor industry peer group includes PMC Sierra Inc., Applied Micro Circuits Corporation, Vitesse Semiconductor Corp., Exar Corp. and Transwitch Corp. While there is no specific formula that is used to establish executive compensation in relation to this market data, executive officer base salary and incentive targets are generally set to be around the average salaries and bonuses paid for comparable jobs in the marketplace. However, if the company’s business groups meet or exceed certain predetermined financial and non-financial goals, amounts paid under the company’s performance-based incentive compensation programs may lead to total cash compensation levels that are higher than the average salaries for comparable jobs. The committee considers the total compensation, earned or potentially available, of the senior executives in establishing each component of compensation. In its review, the committee considers information regarding the company’s industry and peer group, national surveys of other U.S. semiconductor and high technology companies, reports of independent compensation consultants, and performance judgments as to the past and expected future contributions of individual senior executives.

      In early 2001, the company instituted a 10% salary reduction for officers and other executives at the level of vice president and above in recognition of the cost-cutting and business restructuring required by a cyclical downturn in the industry. This pay reduction was still in effect during fiscal 2004. In accordance with the company’s compensation philosophy that total cash compensation should vary with company performance, this reduction is expected to remain in effect until the company achieves profitability as measured on a pro forma operating basis. In addition, as discussed below, a significant part of each executive officer’s potential total cash compensation is dependent on the performance of the company as measured through its performance-based incentive compensation program. During fiscal year 2004, the company promoted Mr. Medrek to be the general manager for both the broadband internetworking systems group and the multiservice access group and gave him an appropriate raise, then reduced his new salary by 10%. After the deduction, Mr. Medrek is compensated slightly more than before his raise.

How does the company set performance-based compensation for its executive officers?

      The company’s annual executive incentive compensation plan for the executive officers, including the chief executive officer, is based on the overall financial performance of the company. In any given year, that performance is measured against the specific performance criteria adopted by the committee for use in that particular fiscal year. Performance criteria typically include revenue growth, operational profitability, and attainment of strategic business development goals. In addition, executive incentive compensation awards may be adjusted by an individual performance multiplier. The chief executive officer’s annual incentive plan has the same components as the executive plan. This award may also be adjusted by the board based on individual performance. For all executives, the annual incentive award value is targeted at competitive market levels for peer semiconductor and other high technology companies.

What performance based compensation was paid to executive officers in fiscal year 2004?

      Due to the company’s restructuring plans and operating losses, no performance based incentive, other than a sales incentive bonus paid to Mr. Carroll as the head of worldwide sales, was paid to company executives, including the chief executive officer, for fiscal 2004. However, Mr. Medrek received a bonus in connection with his promotion to general manager over two operational groups within the company.

How are stock options and restricted stock used in the compensation plan of the company?

      The company grants stock options under its 2003 long-term incentives plan to aid in the attraction and retention of employees and to align the interests of employees with those of the stockholders. Stock options have value for an employee only if the price of the company’s stock increases above the fair market value on the grant date and the employee remains employed by the company for the period required for the stock option to be exercisable, thus providing an incentive to remain an employee. In addition, stock options directly link a portion of an employee’s compensation to the interests of stockholders by providing an incentive to maximize stockholder value.

      The company’s 2003 long-term incentives plan may be used for making grants of incentive stock options, nonqualified stock options, restricted and unrestricted stock and stock appreciation rights to officers and other employees as a part of the company’s executive performance review process. Annual stock option grants for executives are a key element of market-competitive total compensation. In fiscal year 2004, stock options for the executive officers were granted upon recommendation of management and approval of the committee. Individual grant amounts were based on internal factors such as relative job scope and contributions made during the past year, as well as a review of publicly available data on senior management compensation at peer and other comparable companies. In general, options are exercisable in 25% increments over a four-year period, first exercisable one year after the date of grant. In July 2004, the company made a general grant of stock options that vested 25% after one year and then 1/48th per month thereafter.

      The company granted 2,838,760 options to eligible employees during fiscal year 2004. Grants made to executive officers that expire on July 30, 2012 were awarded with an exercise price 10% higher than the fair market value on the date of grant.

How does the company intend to comply with Section 162(m) of the Internal Revenue Code?

      Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1 million on the amount of compensation that may be deducted by the company in any year with respect to each of the company’s five most highly paid executive officers. Certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit. The 2003 long-term incentives plan must be approved by the company’s stockholders at the annual meeting in order to remain qualified, so that awards under the plan constitute performance-based compensation not subject to the deduction limit under Section 162(m). The committee and board have approved the submission of the 2003 long-term incentives plan for approval by the company’s stockholders.

How is the chief executive officer’s compensation tied to the company’s performance?

      The company’s compensation program is designed to support the achievement of corporate and business objectives. Mr. Halim’s base salary and incentive target are determined in the same manner as described above for all executive officers. In setting compensation levels for the chief executive officer, the compensation committee considers data reflecting comparative compensation information from other peer companies for the prior year. Mr. Halim’s salary has remained unchanged at the $450,000 amount to which it had been reduced in fiscal year 2001 from his then salary of $500,000 as a result of the 10% reduction in the executive officers’ salaries. Mr. Halim was granted options to purchase 150,000 shares of common stock. Mr. Halim did not receive a bonus.

Compensation and Management Development Committee

Donald R. Beall, Chairman

Donald L. Gips
Thomas A. Madden
Jerre L. Stead

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of September 30, 20041 about shares of the company’s common stock that may be issued upon the exercise of options, warrants and rights granted under all of the company’s existing equity compensation plans, including the company’s 2003 long-term incentives plan, 2003 stock option plan, directors stock plan, 2003 employee stock purchase plan and 2003 non-qualified employee stock purchase plan.

		Weighted-
		Average Exercise	Number of
	Number of Securities	Price of	Securities Remaining
	to be Issued upon	Outstanding	Available for Future
	Exercise of	Options,	Issuance Under
	Outstanding Options,	Warrants and	Equity
	Warrants and Rights	Rights	Compensation Plans

Equity compensation plans approved by stockholders
Stock plans	26,519,341	$2.27	3,408,666
Employee stock purchase plans			616,774	(1)
Directors stock plan	340,000	$4.79	36,829	(2)
Equity compensation plans not approved by stockholders(3)	—	—	—

Total	26,859,341	$2.30	4,062,269

(1)	The 2003 employee stock purchase plan provides that the maximum number of shares under the plan is automatically increased on the first day of the fiscal year by an additional amount of 675,000 shares and the 2003 non-qualified employee stock purchase plan provides that the maximum number of shares under the plan is automatically increased on the first day of the fiscal year by an additional amount of 75,000 shares.

(2)	The director’s stock plan provides that the maximum number of shares under the director’s stock plan is automatically increased on the first day of each fiscal year by an additional amount equal to the greater of 160,000 shares or 0.18% of the shares of the company’s common stock outstanding on that date, subject to the board being authorized and empowered to select a smaller amount.

(3)	The company’s current equity compensation plans were approved by Conexant, as the sole stockholder of the company, prior to the spin-off of the company. We are seeking current stockholder approval of the 2003 long-term incentives plan at the annual meeting as described in proposal 3.

      The outstanding stock options include options held by the company’s employees to purchase an aggregate of approximately 15.8 million shares of the company’s common stock, which are summarized in the following table (shares in thousands):

	Outstanding			Exercisable

		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	of Shares	Life (Years)	Price	of Shares	Price

$0.14 – $1.39	1,621	6.2	$0.99	423	$0.97
1.44 – 2.29	5,080	4.8	1.81	4,963	1.80
2.34 – 2.73	5,892	6.6	2.56	2,815	2.47
2.81 – 4.41	2,565	7.3	3.42	349	4.05
4.46 – 16.98	633	7.6	7.61	34	8.25

0.14 – 16.98	15,791	6.1	2.50	8,584	2.10

1 For presentation purposes, references made throughout this proxy statement to the year ended September 30, 2004 relate to the actual fiscal year ended October 1, 2004.

STOCKHOLDER RETURN PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total stockholder return on the company’s common stock against the cumulative total return of the Nasdaq U.S. Index and the Nasdaq Electronic Components Index. The graph assumes that $100 was invested on June 30, 2003, the first day of public trading of the company’s common stock, in each of the company’s common stock, the Nasdaq U.S. Index and the Nasdaq Electronic Components Index and that all dividends were reinvested. No cash dividends have been paid or declared on the company’s common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN*

AMONG MINDSPEED TECHNOLOGIES, INC., THE NASDAQ U.S. INDEX
AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

*	$100 invested on June 30, 2003 in stock or index — including reinvestment of dividends. Fiscal year ending September 30.

	Cumulative Total Return

	June 30,	September 30,	September 30,
	2003	2003	2004

	(Dollars)
Mindspeed Technologies, Inc.	$100.00	$199.63	$74.07
Nasdaq U.S. Index	100.00	110.10	116.96
Nasdaq Electronic Components Index	100.00	121.52	102.52

EXECUTIVE OFFICERS

      Set forth below is certain information concerning the executive officers of the company as of November 30, 2004:

Name	Age	Title

Raouf Y. Halim	44	Chief Executive Officer
Simon Biddiscombe	37	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
David W. Carroll	43	Senior Vice President, Worldwide Sales
Mojy C. Chian	47	Senior Vice President, TSS Engineering
Thomas J. Medrek	48	Senior Vice President and General Manager, Broadband Internetworking Systems and Multi-Service Access
Wayne K. Nesbit	43	Senior Vice President, Operations
Daryush Shamlou	41	Senior Vice President and General Manager, Transport Systems Solutions
Thomas A. Stites	49	Senior Vice President, Communications
Bradley W. Yates	46	Senior Vice President and Chief Administrative Officer

      There are no family relationships among the individuals expected to serve as our directors or executive officers. Set forth below are the name, office and position held with the company and principal occupations and employment during the past five years of each of our executive officers. Biographical information on Mr. Halim is set forth previously in this proxy statement with the information on continuing directors.

      Simon Biddiscombe has been our senior vice president, chief financial officer and treasurer since June 2003. He was elected secretary of the company at the end of April 2004. Mr. Biddiscombe served as vice president, finance and controller of the internet infrastructure business of Conexant from December 2000 to June 2003. He was senior vice president and chief financial officer from May 1999 to December 2000 and chief operating officer from May 2000 to December 2000 of Wyle Electronics (distributor of semiconductor products). He also served as manager and senior manager in the Silicon Valley technology accounting and audit practice of PricewaterhouseCoopers prior thereto. Mr. Biddiscombe received a B.A. (Hons) in business studies from the Polytechnic of Wales and is a chartered accountant from the United Kingdom.

      David W. Carroll has been our senior vice president, worldwide sales since June 2003. Mr. Carroll served as vice president, worldwide sales of the internet infrastructure business of Conexant from February 2001 to June 2003. He was vice president, Americas sales of Conexant from January 1999 to February 2001 and executive director, Americas sales of Rockwell Semiconductor Systems from August 1998 to January 1999. He also served as area sales manager, United States Northwest of Rockwell Semiconductor Systems prior thereto. Mr. Carroll received an M.B.A. from the University of Southern California and a B.S. degree in mechanical engineering from San Diego State University.

      Mojy C. Chian has been our senior vice president, core technologies since June 2003 and was promoted in November 2004 to senior vice president of engineering in transport systems solutions. Dr. Chian served as vice president, core technologies of the internet infrastructure business of Conexant from January 2001 to June 2003. He was vice president, design automation and IP infrastructure for Conexant from January 1999 to January 2001 and vice president, design automation and IP infrastructure of Rockwell Semiconductor Systems prior thereto. Prior to joining Rockwell, he spent 10 years with Harris Semiconductor (a semiconductor company now named Intersil Corporation), last as director of design systems. Dr. Chian was previously an adjunct professor at the Florida Institute of Technology, where he received a Ph.D., an M.S. and a B.S. in electrical engineering, as well as an M.S. in applied mathematics.

      Thomas J. Medrek has been our senior vice president and general manager, broadband internetworking systems since June 2003 and was promoted in June 2004 to general manager of both broadband internetworking systems and multiservice access. Mr. Medrek served as vice president and general manager, broadband internetworking systems of the internet infrastructure business of Conexant from February 2001 to June 2003. He was vice president, marketing of broadband internetworking systems of Conexant from March 2000 to February 2001 and vice president, marketing of Maker Communications, Inc. (semiconductors) prior thereto. Mr. Medrek received an M.B.A. from Dartmouth and a B.S. in electrical engineering from Worcester Polytechnic Institute.

      Wayne K. Nesbit has been our senior vice president, operations since June 2003. Mr. Nesbit served as senior vice president, operations of the internet infrastructure business of Conexant from January 2001 to June 2003. He was vice president and director, worldwide external technology of Motorola, Inc. (semiconductors) prior thereto. Mr. Nesbit received a B.S. in electrical engineering from Texas A&M University.

      Daryush Shamlou has been our senior vice president and general manager, transport systems solutions since June 2003. Mr. Shamlou served as vice president and general manager, transport systems solutions of the internet infrastructure business of Conexant from January 2001 to June 2003. He was vice president of the VLSI engineering organization of Conexant’s network access division from January 1999 to January 2001 and vice president of the VLSI engineering organization of Rockwell Semiconductor Systems’ network access division prior thereto. Mr. Shamlou received an M.S. in electrical engineering from the Georgia Institute of Technology and a B.S. in electrical engineering from the University of Tennessee at Knoxville.

      Thomas A. Stites has been our senior vice president, communications since June 2003. Mr. Stites served as senior vice president, communications of Conexant from December 1999 to June 2003. He served as vice president, communications of Advanced Micro Devices (semiconductors) prior thereto. Mr. Stites received a B.A. in journalism from the University of Colorado.

      Bradley W. Yates has been our senior vice president and chief administrative officer since June 2003. Mr. Yates served as senior vice president, human resources of Conexant from January 2000 to June 2003. He was vice president, human resources of Siebel Systems, Inc. (software) from September 1999 to December 1999 and vice president, human resources of AT&T Wireless Services’ Los Angeles Cellular partnership with Bell South Corporation prior thereto. Mr. Yates received an M.S. in strategic human resource management from the University of Dayton and a B.S. in business administration from San Diego State University.

EXECUTIVE COMPENSATION

      The company began operations independent of Conexant on June 30, 2003, and did not pay any compensation to its executive officers for services rendered in all capacities to the company and its subsidiaries prior to that date. The information shown below reflects the annual and long-term compensation, from all sources, of the chief executive officer of the company and the other four most highly compensated executive officers of the company at September 30, 2004, as well as one former executive, for services rendered in all capacities to the company or to Conexant and its subsidiaries for the fiscal years noted. In many cases, the individuals listed below served Conexant and its subsidiaries in different capacities than those in which they serve the company. The individuals listed below are referred to as the “named executive officers.”

Summary Compensation Table

							Long-Term
							Compensation

							Awards
	Annual Compensation
							Securities
					Other Annual		Underlying	All Other
Name and Principal Position	Fiscal	Salary(2)	Bonus		Compensation		Options(3)	Compensation(4)
With the Company(1)	Year	($)	($)		($)		(#)	($)

Raouf Y. Halim	2004	450,000	—		20,372		150,000	11,077
Chief Executive Officer	2003	467,308	—		36,714		478,748	18,692
	2002	450,000	—		21,669		160,929	18,000
Daryush Shamlou	2004	270,000	—		86,543	(6)	105,000	6,646
Senior Vice President and General	2003	285,577	2,000	(5)	123,496	(6)	135,749	9,222
Manager, Transport Systems Solutions	2002	261,692	1,000	(5)	12,549		84,040	10,384
Thomas J. Medrek	2004	253,557	150,000	(7		) 559	130,000	5,788
Senior Vice President and General	2003	237,116	—		2,040		135,749	9,226
Manager, Broadband Internetworking	2002	211,587	—		6,092		63,022	6,599
Systems and Multiservice Access
Wayne K. Nesbit	2004	290,000	—		176,375	(8)	50,000	—
Senior Vice President, Operations	2003	301,154	—		347,507	(8)	135,749	—
	2002	290,038	—		3,851	(8)	26,786	—
David W. Carroll	2004	247,500	138,263		12,470		50,000	6,092
Senior Vice President, Worldwide Sales	2003	257,020	127,280		13,708		144,687	8,758
	2002	239,971	63,432		7,663		51,846	8,055
Harry H. Davoody(9)	2004	300,000	—		91,805	(11)	50,000	—
Former Senior Vice President and	2003	236,538	150,000	(1	0	) 67,783(11)	189,375	—
General Manager, Multiservice Access

(1)	The table reflects the positions held with the company at September 30, 2004. The named executive officers served Conexant and its subsidiaries in the following capacities during fiscal years 2002 and 2003 and the compensation reflected in the table for these years was paid by Conexant to the named executive officers in such capacities: Mr. Halim — senior vice president and chief executive officer, internet infrastructure business of Conexant (February 2002 — June 2003) and senior vice president and general manager, network access division of Conexant (January 1999 — February 2002); Mr. Shamlou — vice president and general manager, transport systems solutions of Conexant; Mr. Medrek — vice president and general manager, broadband internetworking systems of Conexant; Mr. Nesbit — senior vice president, operations, internet infrastructure business of Conexant; Mr. Carroll — vice president, worldwide sales, internet infrastructure business of Conexant; and Mr. Davoody — vice president and general manager, multiservice access of Conexant.

(2)	Fiscal year 2003 included 27 pay periods, one more than the standard 26 pay period year. The named executive officers did not receive a salary increase and are still subject to a base salary reduction of 10%, which will be in effect until the company becomes profitable on a pro forma operating basis.

(3)	References to “stock options” for fiscal years 2002 and 2003 relate to options for the company’s common stock derived from adjustments to awards of options under Conexant’s stock option plans made in connection with the company’s spin-off from Conexant, pursuant to which options awarded under the Conexant plans were adjusted in part to become options for the company’s common stock. These options were assumed by the company and are now covered by the company’s 2003 stock option plan. In addition, references to “stock options” for fiscal years 2003 and 2004 also relate to awards of options under the company’s 2003 long-term incentives plan. The table does not include (i) options for shares of Skyworks resulting from adjustments to options awarded under the Conexant plans outstanding at the time of the spin-off and merger of Conexant’s wireless communications business with Alpha Industries, Inc. to form Skyworks in June 2002 or (ii) options for Conexant shares resulting from adjustments to options awarded under the Conexant plans outstanding at the time of the company’s spin-off from Conexant. In each transaction, the number of shares subject to, and the exercise prices of, such options were adjusted to preserve the aggregate intrinsic value of the options and to maintain the ratio of the exercise price to the fair market value of the underlying stock, immediately before and after the relevant transaction.

(4)	Includes amounts for fiscal 2004 contributed or accrued for the named executive officers under the Conexant and company savings plans and the related supplemental savings plans, respectively, as follows: Mr. Halim — $3,758 and $7,319; Mr. Shamlou — $4,069 and $2,577; Mr. Medrek — $5,165 and $623; and Mr. Carroll — $6,092 and $0.

Includes amounts for fiscal 2003 contributed or accrued for the named executive officers under the Conexant and company savings plans and the related supplemental savings plans, respectively, as follows: Mr. Halim — $9,009 and $9,683; Mr. Shamlou — $7,148 and $2,074; Mr. Medrek — $8,411 and $815; and Mr. Carroll — $8,758 and $0.

Includes amounts for fiscal 2002 contributed or accrued for the named executive officers under the Conexant and company savings plans and the related supplemental savings plans, respectively, as follows: Mr. Halim — $3,348 and $14,652; Mr. Shamlou — $10,062 and $322; Mr. Medrek — $6,283 and $316; and Mr. Carroll — $8,055 and $0.

(5)	Represents an invention award paid to Mr. Shamlou in recognition of his contribution towards an invention.

(6)	Includes $78,817 for fiscal 2004 of income Mr. Shamlou received from forgiveness of a portion of a loan described under “Certain Relationships and Related Transactions”. For fiscal 2003, includes $17,571 paid to Mr. Shamlou in lieu of vacation and $85,179 of income received from forgiveness of a portion of a loan described under “Certain Relationships and Related Transactions”.

(7)	Represents a bonus paid to Mr. Medrek in connection with his being named senior vice president and general manager of both the broadband internetworking systems and multiservice access business units.

(8)	Includes $172,083 for fiscal 2004 and $327,549 for fiscal 2003 of income Mr. Nesbit received from forgiveness of a portion of a loan described under the caption “Certain Relationships and Related Transactions”. For fiscal 2002, includes $656 paid in connection with the relocation of Mr. Nesbit’s residence to Southern California upon his joining the company.

(9)	Mr. Davoody joined the company in January 2003 and resigned effective September 2004. In connection with his resignation, the company agreed to make severance payments to Mr. Davoody for a period of 10 months at his then current salary rate of $5,769 per week and accrue an additional 80 hours of vacation as of September 30, 2004. In addition, the company agreed to permit Mr. Davoody to use an apartment the company rented for him through September 2004; pay any costs associated with terminating the apartment rental agreement; transfer title to Mr. Davoody for a vehicle purchased by the company for Mr. Davoody’s use; continue to pay for Mr. Davoody’s medical, dental, vision, life insurance and financial planning coverage until January 31, 2006; pay for the shipment of Mr. Davoody’s personal goods to his home or new employment location; pay for temporary self storage of the relocated goods; and pay for coach airfare for Mr. Davoody and his spouse from Orange County, California to his home or new employment location.

(10)	Represents a sign-on bonus paid to Mr. Davoody in connection with his joining the company.

(11)	Includes $80,519 for fiscal 2004 and $66,428 for fiscal 2003 paid in connection with the relocation of Mr. Davoody’s residence to Southern California upon his joining the company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The company has entered into change of control employment agreements with certain key executives, including Messrs. Halim, Biddiscombe, Carroll, Chian, Medrek, Nesbit, Shamlou, Stites, and Yates. Each employment agreement becomes effective upon a “change of control” of the company and provides for the continuing employment of the executive after the change of control on terms and conditions no less favorable than those in effect before the change of control. If the executive’s employment is terminated by the company without “cause” or if the executive terminates his or her own employment for “good reason,” as defined in the employment agreement, the executive is entitled to severance benefits equal to a multiple of his or her annual compensation, including bonus, and continuation of certain benefits for two years. The multiple is three for Mr. Halim and two for the other executives. The executives are entitled to an additional payment, if necessary, to make them whole as a result of any excise tax imposed on certain change of control payments, subject to some minor adjustments.

      For the purposes of the employment agreements, a “change of control” is defined generally as:

•	the acquisition by any individual, entity or group of beneficial ownership of 20% or more of either the then outstanding shares of the company’s common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors;

•	a change in the composition of a majority of the board, which is not supported by the current board;

•	a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the company’s assets, which results in a change in the majority of the board or of more than 60% of the company’s stockholders; or

•	approval by the company’s stockholders of the complete liquidation or dissolution of the company.

      In March 2001, Mr. Nesbit received a loan in the amount of $450,000 in connection with his relocation to southern California. The loan to Mr. Nesbit is forgivable over a four year period, with 75 percent of the loan having been forgiven as of January 2004 and 25 percent to be forgiven in January 2005, so long as Mr. Nesbit remains an employee. The highest aggregate amount outstanding under the loan during fiscal 2004 was $258,788 and the loan accrues interest at the rate of 5.01% per annum. As of November 30, 2004, there was $134,792 outstanding under the loan.

      In January 2002, Mr. Shamlou received a loan in the amount of $100,000 as a retention incentive. The loan to Mr. Shamlou was forgivable over a two year period, with 50 percent of the loan having been forgiven in January 2003 and the remaining 50 percent having been forgiven in January 2004. The highest aggregate amount outstanding under the loan during fiscal 2004 was $52,807 and the loan accrues interest at the rate of 2.75% per annum. As of November 30, 2004, there were no amounts outstanding under the loan.

      In connection with the spin-off of the company from Conexant, Conexant and the company entered into several agreements, including a lease and agreements relating to services to be provided by Conexant to the company and by the company to Conexant following the spin-off, the allocation of liabilities and obligations with respect to taxes, employee benefit plans and compensation arrangements, and other matters. At the time these agreements were negotiated and executed, certain of the company’s directors and executive officers also served as directors and executive officers of Conexant. Mr. Decker is chairman of the board and chief executive officer of Conexant and Messrs. Stead and Beall are directors of Conexant.

      In connection with the spin-off, the company entered into a credit agreement with Conexant, under which the company would have been allowed to borrow up to $50 million for working capital and other general corporate purposes. On December 8, 2004, the credit facility was terminated by mutual agreement upon the company’s sale of $46 million of convertible notes due 2009.

      In connection with the spin-off, the company issued to Conexant a warrant to purchase 30 million shares of the company’s common stock at a price of $3.408 per share, exercisable for a period beginning one year and ending 10 years after the spin-off. Pursuant to a registration rights agreement between the company and

Conexant, the company has registered with the SEC the sale or resale of the warrants and the underlying shares of the company’s common stock.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table shows further information on grants to the named executive officers of stock options pursuant to the company’s stock option plans during the fiscal year ended September 30, 2004, which are reflected in the Summary Compensation Table above.

	Options Grants
						Potential Realizable
	Number of		Percentage of			Value at Assumed
	Securities		Total Options			Annual Rates of Stock
	Underlying		Granted to			Price Appreciation for
	Options		Mindspeed			Option Term
	Granted		Employees in	Exercise Price	Expiration
Name	(Shares)		Fiscal 2004	(Per Share)	Date	5%	10%

Raouf Y. Halim	150,000	(1)	5.28%	$3.5530	07/30/2012	$182,877	$505,619
Daryush Shamlou	55,000	(1)	1.94%	$3.5530	07/30/2012	67,055	185,394
	50,000	(2)	1.76%	$9.6500	01/30/2012	230,372	551,782
Thomas J. Medrek	55,000	(1)	1.94%	$3.5530	07/30/2012	67,055	185,394
	75,000	(3)	2.64%	$3.1000	07/16/2012	111,008	265,884
Wayne K. Nesbit	50,000	(1)	1.76%	$3.5530	07/30/2012	60,959	168,540
David W. Carroll	50,000	(1)	1.76%	$3.5530	07/30/2012	60,959	168,540
Harry H. Davoody(4)	50,000	(2)	1.76%	$9.6500	01/30/2012	230,372	551,782

(1)	Options granted on July 30, 2004 become exercisable as to 25% of the total number of option shares on the one year anniversary of the date of grant, and 1/48th of the total number of shares each month for the remaining 36 months thereafter. Options were granted as incentive stock options as follows: 21,875 to Mr. Halim; 39,345 to Mr. Shamlou; 37,854 to Mr. Medrek; 34,170 to Mr. Nesbit; and 38,615 to Mr. Carroll. The remaining options were granted as non-qualified stock options as follows: 128,125 to Mr. Halim; 15,655 to Mr. Shamlou; 17,146 to Mr. Medrek; 15,830 to Mr. Nesbit; and 11,385 to Mr. Carroll. These options were granted with an exercise price 10% higher than the fair market value on the date of grant.

(2)	Options granted to Messrs. Shamlou and Davoody on January 30, 2004 become exercisable in two equal installments on each of the first two anniversaries of the date of grant. These options were granted as non-qualified stock options.

(3)	Options granted to Mr. Medrek on July 16, 2004 become exercisable in four equal installments on each of the first four anniversaries of the date of grant. These options were granted as non-qualified stock options.

(4)	Mr. Davoody resigned effective September 30, 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

      Shown below is information with respect to (i) exercises by the named executive officers during fiscal year 2004 of options to purchase the company’s common stock granted under the company’s 2003 long-term incentives plan or the 2003 stock option plan and (ii) the unexercised options to purchase the company’s common stock granted to the named executive officers in fiscal year 2004 and prior years and held by them at September 30, 2004.

			Number of Unexercised		Value of Unexercised
			Options Held at		In-the-Money Options at
	Shares		September 30, 2004(1)		September 30, 2004(2)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Raouf Y. Halim	—	—	1,518,027	509,061	$364,700	$141,702
Daryush Shamlou	—	—	282,580	229,164	53,941	28,340
Thomas J. Medrek	5,000	$19,353	232,757	246,841	42,944	28,578
Wayne K. Nesbit	—	—	94,585	178,610	9,446	28,340
David W. Carroll	—	—	228,632	169,241	48,871	35,616
Harry H. Davoody	—	—	47,343	192,032	24,745	74,238

(1)	Includes options to purchase the company’s common stock derived from adjustments to awards of options under Conexant’s stock option plans made in connection with the company’s spin-off from Conexant, pursuant to which options awarded under the Conexant plans were adjusted in part to become options for the company’s common stock. These options were assumed by the company and are now covered by the company’s 2003 stock option plan. Does not include (i) options to purchase shares of Skyworks resulting from adjustments to options awarded under the Conexant plans outstanding at the time of the spin-off and merger of Conexant’s wireless communications business with Alpha Industries, Inc. to for Skyworks in June 2002 or (ii) options to purchase Conexant shares resulting from adjustments to options awarded under the Conexant plans outstanding at the time of the company’s spin-off from Conexant. In each transaction, the number of shares subject to, and the exercise prices of, such options were adjusted to preserve the aggregate intrinsic value of the options and to maintain the ratio of the exercise price to the fair market value of the underlying stock, immediately before and after the relevant transaction.

(2)	Based on the closing price of the company’s common stock on The Nasdaq National Market on September 30, 2004 ($2.06).

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

      The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the company’s annual financial statements for fiscal 2004, for the review of the company’s quarterly financial statements for fiscal 2004 and for services normally provided in connection with statutory and regulatory filings were $319,389. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the company’s annual financial statements for fiscal 2003, for the review of the company’s quarterly financial statements for fiscal 2003 and for certain work performed in connection with the company’s spin-off from Conexant were $484,949. This includes amounts paid by Conexant on behalf of the company for periods prior to the company’s spin-off.

Audit-Related Fees

      No fees for audit-related work were billed to the company for fiscal 2004. The aggregate fees billed by Deloitte & Touche LLP for fiscal 2003 to the company for audit-related fees encompassing work performed in connection with the company’s spin-off from Conexant and other items were $20,000.

Tax Fees

      The aggregate fees billed by Deloitte & Touche LLP to the company for professional services rendered for tax compliance, tax advice and tax planning for fiscal 2004 were $37,211 and for fiscal 2003 were $546.

All Other Fees

      There were no fees billed by Deloitte & Touche LLP to the company for fiscal 2004 or fiscal 2003 for any other services rendered to the company.

      The audit committee’s audit and non-audit services pre-approval policy provides for pre-approval of audit, audit-related, tax and all other services specifically described by the committee and individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy delegates to the chairman of the audit committee the authority to pre-approve non-audit services permitted by the Sarbanes-Oxley Act of 2002 up to a maximum for any one non-audit service of $25,000, provided that the chairman shall report any decisions to pre-approve such non-audit services to the full audit committee at its next regular meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Did all directors and executive officers comply with Section 16(a) reporting requirements?

      Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal year 2004 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Stockholder Proposals

How may stockholders make proposals or director nominations for the 2006 annual meeting?

      Stockholders interested in submitting a proposal for inclusion in the proxy statement for the 2006 annual meeting may do so by submitting the proposal in writing to the company’s secretary at 4000 MacArthur Boulevard, East Tower, Newport Beach, California 92660. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than September 23, 2005. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

      The company’s bylaws also establish an advance notice procedure with regard to nominations of persons for election to the board and stockholder proposals to be brought before an annual meeting. Stockholder proposals and nominations may not be brought before the 2006 annual meeting unless, among other things, the stockholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in the company’s bylaws, and the stockholder’s submission is received by the company no earlier than the close of business on October 27, 2005, and no later than November 27, 2005. Proposals or nominations not meeting these requirements will not be entertained at the 2006 annual meeting. Stockholders recommending candidates for consideration by the governance and board composition committee must provide the candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. These requirements are separate from, and in addition to, the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the proxy statement. A copy of the full text of these bylaw provisions may be obtained on the company’s website (www.mindspeed.com) or by writing to the company’s secretary at the address above. In addition, stockholders submitting director nominations can review the company’s current criteria for board nominees on the company’s website.

      If a stockholder submitting a proposal or nomination does not also comply with the requirements of Rule 14a-14 under the Securities Exchange Act of 1934, the company may exercise discretionary authority under proxies the company solicits to vote in accordance with the company’s best judgment on any such proposal or nomination.

Proxy Solicitation Costs and Potential Savings

Who pays for the proxy solicitation costs?

      The company will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional materials furnished to stockholders. Copies of proxy solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names, which are beneficially owned by others to forward to such beneficial owners. In addition, the company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. One or more of telephone, email, telegram, facsimile or personal solicitation by the company’s directors, officers or regular employees may supplement solicitation of proxies by mail. No additional compensation will be paid for such services. The company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The company’s costs for such services, if retained, will not be material.

What is “householding” of proxy materials and can it save the company money?

      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the company’s secretary at the address mentioned above.

Annual Report on Form 10-K and Financial Statements

How will I receive the company’s annual report?

      The company has wrapped together the notice of the annual meeting, the chief executive officer’s letter to stockholders, this proxy statement and the company’s 2004 annual report on Form 10-K in one document. Additional exhibits to the Form 10-K not included in this mailing are available electronically at www.sec.gov. The company will also furnish desired exhibits upon written request and payment of a fee of 10 cents per page covering the company’s duplicating costs. Written requests should be directed to the company’s secretary at the address above. The company’s 2004 annual report on Form 10-K (including exhibits thereto) and this proxy statement are also available on the company’s website (www.mindspeed.com) under the investor relations section.

Code of Ethics

Does the company have a code of ethics and how may I obtain a copy?

      The company has adopted a code of ethics entitled “Standards of Business Conduct,” that applies to all employees, including its executive officers and directors. A copy of the standards of business conduct is posted on the company’s website (www.mindspeed.com). In addition, the company will provide to any person without charge a copy of the standards upon written request to the company’s secretary at the address above. In the event that the company makes any amendment to, or grants any waiver from, a provision of the standards of business conduct that requires disclosure under applicable rules, the company intends to disclose such amendment or waiver and the reasons therefor as required by the SEC and The Nasdaq National Market and on the company’s website.

Other Business

Will there be any other business conducted at the annual meeting?

      As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the company will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

PROPOSAL 1 — ELECTION OF DIRECTORS

      As mentioned above under the caption “Election of Directors,” the board nominates Messrs. Louie and Madden for election to the board, each for a three year term expiring at the company’s annual meeting in 2008. Unless marked otherwise, proxies received will be voted FOR the election of these two nominees, who currently serve as directors. If any such nominee for the office of director is unwilling or unable to serve as a nominee for the office of director at the time of the annual meeting, the proxies may be voted either for a substitute nominee designated by the proxy holders or by the board to fill such vacancy, or for the other nominee only, leaving a vacancy. The board has no reason to believe that either nominee will be unwilling or unable to serve if elected as a director.

      The board recommends that stockholders vote “FOR” the election of Messrs. Louie and Madden as directors of the company expiring at the company’s annual meeting in 2008.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The audit committee has appointed Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2005. Services provided to the company and its subsidiaries by Deloitte & Touche LLP in fiscal year 2004 are described under the caption “Principal Accountant Fees and Services” above. Additional information regarding the audit committee is provided in the report of the audit committee above.

      Representatives of Deloitte & Touche LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

      The board recommends that stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2005.

      In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the audit committee and the board.

PROPOSAL 3 — APPROVAL OF 2003 LONG-TERM INCENTIVES PLAN

General

      The company’s stockholders are being asked to act upon a proposal to approve the company’s 2003 long-term incentives plan. Approval of the proposal requires the affirmative vote of the holders of a majority of the shares of the company’s common stock present or represented and entitled to vote on this proposal at the annual meeting. Stockholders abstaining from voting on proposal 3 will be counted for purposes of determining a quorum, but will not be counted for any other purpose. Broker non-votes will not be considered as present or voting, and as such each will have no effect on the vote for this proposal.

      The board approved the adoption of the 2003 long-term incentives plan in June 2003. The 2003 long-term incentives plan was approved by Conexant, as the company’s sole stockholder prior to the spin-off transaction. The board has submitted the 2003 long-term incentives plan to the company’s current stockholders in order to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) places a limit of $1 million on the amount of compensation that may be deducted by the company in any year with respect to the company’s chief executive officer and each of the company’s four other most highly paid executive officers. Approval of the stockholders subsequent to the spin is required in order to ensure that the 2003 long-term incentives plan will not be subject to the deduction limit. The company’s objective and overall business plan is to ensure that all executive compensation be deductible by the company for federal income tax purposes to the extent possible. Furthermore, the board believes that the attraction and retention of high quality personnel are essential to the company’s continued growth and success and that a long-term incentives plan such as the 2003 long-term incentives plan is necessary for the company to remain competitive in its compensation practices.

      The 2003 long-term incentives plan reserves a maximum of 10 million shares of the company’s common stock for grant, subject to adjustment in the event of a stock split, stock dividend, or other similar change in the company’s common stock or capital structure of the company. Subject to the maximum number of shares available under the 2003 long-term incentives plan, no more than 6.5 million shares are available for awards of restricted stock, no more than 6.5 million shares are available for awards of unrestricted stock and common stock appreciation rights may be granted with respect to no more than 50,000 shares of the company’s common stock. As of November 30, 2004, a total of 5,008,999 non-qualified stock options, 1,275,427 incentive stock options, 112,620 shares of restricted stock, zero shares of unrestricted stock and zero stock appreciation rights have been delivered. A total of 3,602,954 shares of the company’s common stock remain available for grant under the 2003 long-term incentives plan.

      If the stockholders do not approve the 2003 long-term incentives plan, the company may still issue shares under the plan, but they will not be exempt under Section 162(m) of the Internal Revenue Code.

The board of directors recommends a vote “FOR” approval of the 2003 long-term incentives plan.

      A general description of the principal terms of the 2003 long-term incentives plan is set forth below. This description is qualified in its entirety by the terms of the 2003 long-term incentives plan, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference.

General Description

      Purpose. The purpose of the 2003 long-term incentives plan is to provide incentive compensation to officers, executives and other employees, and prospective employees, contractors and consultants of the company and its subsidiaries; to attract and retain individuals of outstanding ability; and to align the interests of such persons with the interests of the company’s stockholders.

      Shares reserved for issuance under the 2003 long-term incentives plan. The 2003 long-term incentives plan reserves a maximum of 10 million shares of the company’s common stock for grant, subject to adjustment in the event of a stock split, stock dividend, or other similar change in the company’s common stock or capital structure of the company. Subject to the maximum number of shares available under the 2003 long-term incentives plan, no more than 6.5 million shares are available for awards of restricted stock, no more than 6.5 million shares are available for awards of unrestricted stock and stock appreciation rights may be granted with respect to no more than 50,000 shares of the company’s common stock. Shares of the company’s common stock with respect to the unexercised, undistributed or unearned portion of any terminated or forfeited award are available for further awards in addition to the shares of the company’s common stock otherwise available. Additional rules for determining the number of shares of the company’s common stock granted under the 2003 long-term incentives plan may be adopted as deemed necessary and appropriate. The company’s common stock that may be delivered pursuant to an award under the 2003 long-term incentives plan may be treasury or authorized but unissued stock, or the company’s common stock may be acquired, subsequently or in anticipation of the transaction, in the open market to satisfy the requirements of the 2003 long-term incentives plan.

      Participant award limits. No single participant may receive, in any one calendar year, awards which, over any three-year period, exceed a per-year average of (i) options (whether non-qualified stock options or incentive stock options) with respect to 900,000 shares of the company’s common stock, (ii) 250,000 shares of restricted stock or (iii) 250,000 shares of unrestricted stock, in each case subject to adjustment as previously described.

      Administration. The 2003 long-term incentives plan is administered by the board’s compensation and management development committee as it may be comprised from time to time or another committee of the board designated by the board to administer the 2003 long-term incentives plan. The members of the committee shall be designated by the board from among its members who are not eligible for awards under the long-term incentives plan. With respect to grants to officers and directors, the committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code.

      Subject to applicable laws, the committee has the authority, in its discretion, to select employees and non-employees to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of the company’s common stock or the amount of other consideration to be covered by each award to approve award agreements for use under the 2003 long-term incentives plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to construe and interpret the terms of the 2003 long-term incentives plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2003 long-term incentives plan as the committee deems appropriate.

      The 2003 long-term incentives plan provides that no action of the board may, without approval of the company’s stockholders, increase the number of shares with respect to which awards may be granted or reduce the exercise price below fair market value on the date of grant.

      Participant. Participants in the 2003 long-term incentives plan may be employees or non-employees. Employees are generally defined to mean persons hired directly by the company or a subsidiary as a regular employee and who perform regular employment services directly for the company or a subsidiary. Employees do not include members of the board not otherwise employed by the company, independent contractors, or temporary employees. Non-employees means persons extended offers of employment who have not yet accepted the offer or persons performing consulting, contracting or other services for the company or a subsidiary, excluding members of the board. Currently, approximately 630 employees of the company and its subsidiaries are considered eligible participants and approximately 3,566 non-employees (as a result of the spin-off from Conexant).

      Terms and conditions of awards. The 2003 long-term incentives plan provides for the grant of non-qualified stock options, incentive stock options, restricted stock, unrestricted stock, and stock appreciation rights (collectively referred to as “awards”). Stock options granted under the 2003 long-term incentives plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code, or non-qualified stock options. Non-qualified stock options may be granted to both employees and non-employees. Only employees will be eligible for awards of incentive stock options, restricted stock or unrestricted stock under the 2003 long-term incentives plan and only employees who are foreign nationals or employed outside the United States will be eligible for awards of stock appreciation rights under the 2003 long-term incentives plan.

      Each award under the 2003 long-term incentives plan shall be evidenced by an award agreement. In the case of an option, the option shall be designated as either an incentive stock option or a non-qualified stock option. The aggregate fair market value of the shares of the company’s common stock subject to incentive stock options which are exercisable by one person for the first time during a particular calendar year shall not exceed $100,000.

      Each award agreement shall set forth the number of shares of the company’s common stock subject to the award and shall include the terms set forth below and such other terms and conditions applicable to the award, as determined by the committee, not inconsistent with the terms of the 2003 long-term incentives plan. Award agreements must contain (a) a provision setting forth the conditions pursuant to which an award may be assigned or transferred; (b) provisions describing the treatment of an award in the event of termination of employment whether such termination be for retirement, disability, death, transfer, or for other termination, and a provision stating that in the event employment is terminated for cause that all awards granted shall immediately terminate and be forfeited; (c) a provision stating that a participant shall have no rights as a stockholder with respect to any the company’s common stock covered by an award until the date the participant becomes the holder of record; (d) a provision requiring the withholding of applicable taxes required by law from all amounts paid in satisfaction of an award; (e) a provision stating whether or not an award will be treated as an incentive stock option; and (f) provisions stating performance conditions as determined by the committee. Notwithstanding the foregoing, such provisions may be modified to the extent deemed advisable by the committee in award agreements pertaining to non-employees providing consulting, contracting or other services to the company or a subsidiary.

      Term. The term of any non-qualified stock option or incentive stock option award granted under the 2003 long-term incentives plan may not be for more than 10 years (or five years in the case of an incentive stock option granted to any participant who owns the company’s common stock representing more than 10% of the combined voting power of the company or any parent or subsidiary of the company). No incentive stock option may be granted under the long-term incentives plan after June 27, 2013.

      Exercise price. The 2003 long-term incentives plan authorizes the committee to grant incentive stock options and non-qualified stock options at an exercise price not less than 100% of the fair market value of the company’s common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns the company’s common stock representing more than 10% of the combined voting power of the company or any parent or subsidiary of the company). In the case of stock appreciation rights, the exercise price may not be reduced below fair market value as of the date of grant without stockholder approval. In the case of all other awards granted under the 2003 long-term incentives plan, the exercise or purchase price shall be determined by the committee. The exercise or purchase price is generally payable in cash, check, shares of restricted stock, shares of unrestricted the company’s common stock or with respect to options, payment through a broker-dealer sale and remittance procedure.

      Section 162(m) of the Internal Revenue Code. No single participant shall receive, in any one calendar year, awards which, over any three-year period, exceed a per-year average of (i) options with respect to 900,000 shares of stock, (ii) 250,000 shares of restricted stock, or (iii) 250,000 shares of unrestricted stock. The foregoing limitations shall be adjusted proportionately by the committee in connection with any change in the company’s capitalization due to a stock split, stock dividend or similar event affecting the company’s common stock and its determination shall be final, binding and conclusive. Under Internal Revenue Code Section 162(m) no deduction is allowed in any taxable year of the company for compensation in excess of $1 million paid to the company’s chief executive officer and the four other most highly compensated officers of the company. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options or stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value of the company’s common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Internal Revenue Code or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the cancelled award shall continue to count against the maximum number of shares of stock with respect to which an award may be granted to a participant. In order for restricted stock to qualify as performance-based compensation, the committee must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

      Adjustment provisions. In the event of any change in or affecting the outstanding shares of the company’s common stock by reasons of a stock dividend or split, recapitalization, reclassification, merger or consolidation (whether or not the company is a surviving corporation), reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the board shall make or take such amendments to the 2003 long-term incentives plan and outstanding awards and award agreements and such adjustments and actions as it deems appropriate, in its sole discretion, under the circumstances, and its determination in that respect shall be final and binding. Such amendments, adjustments and actions may include, but are not limited to, changes in the number of shares of the company’s common stock (or other securities) then remaining subject to the 2003 long-term incentives plan, and the maximum number of shares that may be delivered to any single participant pursuant to the 2003 long-term incentives plan, including those that are then covered by outstanding awards, or accelerating the vesting of outstanding awards. No fractional interests will be issued under the 2003 long-term incentives plan resulting from any adjustments. The committee shall make any further adjustments as it deems necessary to ensure equitable treatment of any holder of an award as the result of any transaction affecting the securities subject to the 2003 long-term incentives plan not previously described in this paragraph, or as is required or authorized under the terms of any applicable award agreement. The existence of the 2003 long-term incentives plan and the awards granted thereunder shall not affect or restrict in any way the right or power of the board or the stockholders of the company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, any merger or consolidation of the company, any issue of bonds, debentures, preferred or prior preference the company’s common stock or other securities ahead of or affecting the company’s common stock or the rights thereof, the dissolution or liquidation of the company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

      Amendment and termination of the 2003 long-term incentives plan. The board may at any time amend, suspend or discontinue the 2003 long-term incentives plan in whole or in part, provided, however, that no such action shall impair the right of any holder of an award without the holder’s consent. The 2003 long-term incentives plan remains in effect until all awards granted under the 2003 long-term incentives plan have been exercised or terminated under the terms of the 2003 long-term incentives plan and applicable award agreements; provided that awards under the 2003 long-term incentives plan may only be granted within 10 years from the effective date of the 2003 long-term incentives plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we intend to obtain the company’s common stockholder approval of any such amendment to the 2003 long-term incentives plan in such a manner and to such a degree as required.

Certain Federal Tax Consequences

      The following summary of the federal income tax consequences of 2003 long-term incentives plan transactions is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss, state, local or non-U.S. tax consequences.

      Non-qualified stock options. The grant of a non-qualified stock option under the 2003 long-term incentives plan will not result in any federal income tax consequences to the participant or to the company. Upon exercise of a non-qualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. The company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Internal Revenue Code and so long as the company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The company does not receive a tax deduction for any such gain.

      Incentive stock options. The grant of an incentive stock option under the 2003 long-term incentives plan will not result in any federal income tax consequences to the participant or to the company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the company receives no deduction at the time of exercise. The Internal Revenue Service has issued proposed regulations that would subject participants to withholding at the time participants exercise an incentive stock option for Social Security and Medicare taxes (but not income tax) based upon the excess of the fair market value of the shares on the date of exercise over the exercise price. These proposed regulations, if adopted, would be effective only for the exercise of an incentive stock option that occurs two years after the regulations are issued in final form. In the event of a disposition of the company’s common stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The company is not entitled to any deduction under these circumstances.

      If the participant fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Internal Revenue Code and so long as the company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

      The “spread” under an incentive stock option — i.e., the difference between the fair market value of the shares at exercise and the exercise price — is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

      Restricted common stock. The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Internal Revenue Code and so long as the company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The company does not receive a tax deduction for any such gain.

      Recipients of restricted stock may make an election under Section 83(b) of the Internal Revenue Code to recognize as ordinary compensation income in the year that such restricted the company’s common stock is granted, the amount equal to the spread between the amount paid for such the company’s common stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) election must be made within 30 days from the time the restricted the company’s common stock is issued.

      Stock appreciation rights. Recipients of stock appreciation rights generally should not recognize income until the stock appreciation right is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the participant will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such exercise. Participants who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a stock appreciation right. Participants will recognize gain upon the disposition of any shares received on exercise of a stock appreciation right equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

      The company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Internal Revenue Code and so long as the company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

      Dividends and dividend equivalents. Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes. The company is entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Internal Revenue Code and so long as the company withholds the appropriate taxes with respect to such income (if required) and the individual’s total compensation is deemed reasonable in amount.

New Plan Benefits

      As of the date of this proxy statement, no executive officer, employee or director, and no associate of any executive officer or director, has been granted any options subject to stockholder approval of the 2003 long-term incentives plan. Existing option grants are described elsewhere in this proxy statement. The benefits to be received in the future by the company’s directors, executive officers and employees pursuant to the 2003 long-term incentives plan are not determinable at this time. The closing market price for a share of the company’s common stock as of January 7, 2004 was $2.35 per share.

PROPOSAL 4 — APPROVAL OF AMENDMENT TO 2003 LONG-TERM INCENTIVES PLAN

General

      The company’s stockholders are being asked to act upon a proposal to approve the amendment of the company’s 2003 long-term incentives plan. The amendment provides for an increase in the number of shares of the company’s common stock reserved for issuance under the 2003 long-term incentives plan by an additional 8 million shares, resulting in an aggregate of 18 million shares of the company’s common stock being available under the 2003 long-term incentives plan. The amendment also provides that, subject to the maximum number of shares available under the plan, the number of shares available for restricted stock awards would increase from 6.5 million to 8 million and the number of shares available for unrestricted stock awards would increase from 6.5 million to 8 million. Approval of the proposal requires the affirmative vote of the holders of a majority of the shares of the company’s common stock present or represented and entitled to vote on this proposal at the annual meeting. Stockholders abstaining from voting on proposal 4 will be counted for purposes of determining a quorum, but will not be counted for any other purpose. Broker non-votes will not be considered as present or voting, and as such each will have no effect on the vote for this proposal.

      The board approved the adoption of the amendment in January 2005. Once the amendment is approved by the stockholders, the company will have an increased number of shares of the company’s common stock available under the 2003 long-term incentives plan, which is consistent with the company’s objective and consistent with its overall business plan. The board believes that the approval of the proposed amendment to the 2003 long-term incentives plan is essential to the company’s continued success. The company is focused on building a culture of employee ownership, and equity awards are a key part of that culture. The company relies significantly on equity incentives to attract, motivate and retain board members and the executive, engineering, marketing, sales and other personnel necessary to successfully develop, introduce and support complex products under competitive market conditions. Every employee participates in the company’s equity program. Equity incentives are a primary and critical component of the company’s compensation mix because they allow the company to limit cash compensation, and instead use limited cash resources for necessary capital investments, research and development, marketing and other business development activities. The board believes that an increase in the number of shares of common stock available under the 2003 long-term incentives plan is necessary for the company to remain competitive in its compensation practices. The 2003 long-term incentives plan is designed to benefit both employees and other stockholders. Stockholders benefit because the company’s employees are focused on long-term company success, and employees benefit because they get to share in the success they help create.

      The 2003 long-term incentives plan currently reserves a maximum of 10 million shares of the company’s common stock for delivery, subject to adjustment in the event of a stock split, stock dividend, or other similar change in the common stock or capital structure of the company. Subject to the maximum number of shares available under the 2003 long-term incentives plan, no more than 6.5 million shares shall be available for awards of restricted stock, no more than 6.5 million shares are available for awards of unrestricted stock and common stock appreciation rights may be granted with respect to no more than 50,000 shares of the company’s common stock. As of November 30, 2004, a total of 5,008,999 shares are subject to non-qualified stock options, 1,275,427 shares are subject to incentive stock options, and 112,620 shares of restricted stock, zero shares of unrestricted stock, and zero stock appreciation rights have been delivered. A total of 3,602,954 shares of the company’s common stock remain available under the 2003 long-term incentives plan.

      If this proposal 4 is adopted, an additional 8 million shares of the company’s common stock will be reserved for issuance under the 2003 long-term incentives plan (subject to adjustment in the event of a stock split, stock dividend or other similar change in the common stock or capital structure of the company), and, subject to the maximum number of shares available under the plan, the number of shares available for restricted stock awards will be increased from 6.5 million to 8 million and the number of shares available for unrestricted stock awards will be increased from 6.5 million to 8 million.

The board recommends a vote “FOR” approval of the amendment of the 2003 long-term incentives plan.

      A general description of the principal terms of the 2003 long-term incentives plan is set forth above under proposal 3 and is qualified in its entirety by the terms of the 2003 long-term incentives plan, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference.

APPENDIX A

MINDSPEED TECHNOLOGIES, INC.

2003 LONG-TERM INCENTIVES PLAN

Section 1:     Purpose

      The purpose of the Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan (the “Plan”) is to provide incentive compensation to officers, executives and other employees, and prospective employees, contractors and consultants of the Company and its Subsidiaries; to attract and retain individuals of outstanding ability; and to align the interests of such persons with the interests of the Company’s shareholders.

Section 2:     Definitions

      The following terms, as used herein, shall have the meaning specified:

      “Award” means an award granted pursuant to Section 4.

      “Award Agreement” means a letter to a Participant, together with the terms and conditions applicable to an Award granted to the Participant, issued by the Company, as described in Section 6.

      “Board of Directors” means the Board of Directors of the Company as it may be comprised from time to time.

      “Code” means the Internal Revenue Code of 1986, and any successor statute, as it or they may be amended from time to time.

      “Committee” means the Compensation and Management Development Committee of the Board of Directors as it may be comprised from time to time or another committee of the Board of Directors designated by the Board of Directors to administer the Plan.

      “Company” means Mindspeed Technologies, Inc., a Delaware corporation, and any successor corporation.

      “Conexant” means Conexant Systems, Inc., a Delaware corporation, and any successor corporation.

      “Employee” means, subject to the exclusions set forth below, an individual who was hired (and advised that he or she was being hired) directly by the Company or a Subsidiary as a regular employee and who at the time of grant of an Award performs regular employment services directly for the Company or a Subsidiary, but shall not include (a) members of the Board of Directors who are not also employees of the Company or a Subsidiary or (b) any individuals who work, or who were hired to work, or who were advised that they work: (i) as independent contractors or employees of independent contractors; (ii) as temporary employees, regardless of the length of time that they work at the Company or a Subsidiary; (iii) through a temporary employment agency, job placement agency, or other third party; or (iv) as part of an employee leasing arrangement between the Company or a Subsidiary and any third party. For the purposes of the Plan, the exclusions described above shall remain in effect even if the described individual could otherwise be construed as an employee under any applicable common law.

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

      “Exchange Act” means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

      “Executive Officer” means an Employee who is an executive officer of the Company as defined in Rule 3b-7 under the Exchange Act (or any successor provision).

      “Fair Market Value” means the closing sale price of the Stock as reported on the American Stock Exchange or such other national securities exchange or automated inter-dealer quotation system on which the

Stock has been duly listed and approved for quotation and trading on the relevant date, or if no sale of the Stock is reported for such date, the next preceding day for which there is a reported sale.

      “Incentive Stock Option” means an option to purchase Stock that is granted pursuant to Section 4(b) or pursuant to any other plan of the Company or a Subsidiary that complies with Code Section 422.

      “Mindspeed Distribution Date” means the date on which Conexant completes the pro rata distribution of all outstanding Stock to Conexant shareowners.

      “Non-Employee” means an individual who at the time of grant of an Award (a) has been extended an offer of employment with the Company or a Subsidiary but who has not yet accepted the offer and become an Employee, or (b) performs consulting, contracting or other services for the Company or a Subsidiary other than in a capacity as an Employee or who has been extended an offer to perform consulting, contracting or other services for the Company or a Subsidiary, but shall not include members of the Board of Directors.

      “Non-Qualified Stock Option” shall have the meaning set forth in Section 4(a).

      “Participant” means any Employee or Non-Employee who has been granted an Award pursuant to the Plan.

      “Restricted Stock” shall have the meaning set forth in Section 4(c).

      “SARs” shall have the meaning set forth in Section 4(e).

      “Stock” means shares of common stock, par value $.01 per share, of the Company, or any security of the Company issued in substitution, exchange or lieu thereof.

      “Subsidiary” means any corporation or other entity in which the Company, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity.

      “Ten-Percent Shareholder” means any person who owns, directly or indirectly, on the relevant date, securities having ten percent (10%) or more of the combined voting power of all classes of the Company’s securities or of its parent or subsidiaries. For purposes of applying the foregoing ten percent (10%) limitation, the rules of Code Section 424(d) shall apply.

      “Unrestricted Stock” shall have the meaning set forth in Section 4(d).

Section 3:     Eligibility

      Persons eligible for Awards shall consist of Employees and Non-Employees whose performance or potential contribution, in the judgment of the Committee, will benefit the future success of the Company and/or a Subsidiary. Notwithstanding the foregoing, only Employees will be eligible for Awards of Incentive Stock Options, Restricted Stock and/or Unrestricted Stock under the Plan and only Employees who are foreign nationals or employed outside the United States will be eligible for Awards of SARs under the Plan.

Section 4:     Awards

      The Committee may grant any of the following types of Awards, either singly, in tandem or in combination with other types of Awards, as the Committee may in its sole discretion determine:

a. Non-Qualified Stock Options. A “Non-Qualified Stock Option” is an Award to an Employee or Non-Employee in the form of an option to purchase a specific number of shares of Stock exercisable at such time or times, and during such specified time not to exceed ten (10) years, as the Committee may determine, at a price not less than 100% of the Fair Market Value of the Stock on the date the option is granted.

(i) The purchase price of the Stock subject to the option may be paid in cash. At the discretion of the Committee, the purchase price may also be paid by the tender of Stock (the value of such Stock shall be its Fair Market Value on the date of exercise), or through a combination of Stock and cash, or through such other means as the Committee determines are consistent with the Plan’s purpose and applicable law. No fractional shares of Stock will be issued or accepted.

(ii) Without limiting the foregoing, the Committee may permit Participants, either on a selective or aggregate basis, to simultaneously exercise options and sell the shares of Stock thereby acquired, pursuant to a brokerage or similar arrangement approved in advance by the Committee, and use the proceeds from such sale as payment of the purchase price of such Stock and any applicable withholding taxes.

b. Incentive Stock Options. An Incentive Stock Option is an Award to an Employee in the form of an option to purchase a specified number of shares of Stock that complies with the requirements of Code Section 422, which option shall, subject to the following provisions, be exercisable at such time or times, and during such specified time, as the Committee may determine.

(i) The aggregate Fair Market Value (determined at the time of the grant of the Award) of the shares of Stock subject to Incentive Stock Options which are exercisable by one person for the first time during a particular calendar year shall not exceed $100,000.

(ii) No Incentive Stock Option may be granted under the Plan after June 27, 2013.

(iii) No Incentive Stock Option may be exercisable more than:

(A) in the case of an Employee who is not a Ten-Percent Shareholder on the date the option is granted, ten (10) years after the date the option is granted, and

(B) in the case of an Employee who is a Ten-Percent Shareholder on the date the option is granted, five (5) years after the date the option is granted.

(iv) The exercise price of any Incentive Stock Option shall not be less than:

(A) in the case of an Employee who is not a Ten-Percent Shareholder on the date the option is granted, the Fair Market Value of the Stock subject to the option on such date; and

(B) in the case of an Employee who is a Ten-Percent Shareholder on the date the option is granted, 110% of the Fair Market Value of the Stock subject to the option on such date.

(v) The Committee may provide that the exercise price of an Incentive Stock Option may be paid by one or more of the methods available for paying the exercise price of a Non-Qualified Stock Option.

c. Restricted Stock. Restricted Stock is an Award of Stock that is issued to an Employee subject to restrictions on transfer and such other restrictions on incidents of ownership as the Committee may determine. Subject to such restrictions, a Participant as owner of shares of Restricted Stock shall have the rights of a holder of shares of Stock, except that the Committee may provide at the time of the Award that any dividends or other distributions paid on the Restricted Stock while subject to such restrictions shall be accumulated or reinvested in Stock and held subject to the same restrictions as the Restricted Stock and such other terms and conditions as the Committee shall determine. Shares of Restricted Stock shall be registered in the name of the Participant and, at the Company’s sole discretion, (i) shall be held in book-entry form subject to the Company’s instructions until the restrictions relating thereto lapse, or (ii) shall be evidenced by a certificate, which shall bear an appropriate restrictive legend, shall be subject to appropriate stop-transfer orders and shall be held in custody by the Company until the restrictions relating thereto lapse, and the Participant shall deliver to the Company a stock power endorsed in blank relating to the Restricted Stock.

d. Unrestricted Stock. Unrestricted Stock is an Award of Stock that is issued to an Employee without any restrictions, as the Committee in its sole discretion shall determine. A Participant shall not be required to make any payment for Unrestricted Stock. Upon receipt of shares of Unrestricted Stock, the Participant as owner of such shares shall have the rights of a holder of shares of Stock, including the right to vote the Unrestricted Stock and to receive dividends and distributions thereon.

e. Stock Appreciation Rights (SARs). A SAR is the right to receive a payment measured by the increase in the Fair Market Value of a specified number of shares of Stock from the date of grant of the SAR to the date on which the Employee exercises the SAR. The payment to which the Employee is entitled on exercise of a SAR may be in cash, in Stock valued at Fair Market Value on the date of exercise or partly in cash and partly in Stock, as the Committee may determine.

Section 5:     Shares of Stock Available Under Plan

      a.     Subject to adjustment as set forth in Section 9, the maximum number of shares of Stock that may be delivered pursuant to the Plan shall be 10,000,000 (ten million). Subject to the maximum number of shares available under the Plan, no more than 6,500,000 (six million five hundred thousand) shares shall be available for Awards of Restricted Stock, no more than 6,500,000 (six million five hundred thousand) shares shall be available for Awards of Unrestricted Stock and SARs shall be granted with respect to no more than 50,000 (fifty thousand) shares of Stock. No single Participant shall receive, in any one calendar year, Awards which, over any three-year period, exceed a per-year average of (i) options (whether Non-Qualified Stock Options or Incentive Stock Options) with respect to 900,000 (nine hundred thousand) shares of Stock, (ii) 250,000 (two hundred fifty thousand) shares of Restricted Stock or (iii) 250,000 (two hundred fifty thousand) shares of Unrestricted Stock, in each case subject to adjustment as set forth in Section 9.

      b.     Shares of Stock with respect to the unexercised, undistributed or unearned portion of any terminated or forfeited Award shall be available for further Awards in addition to the shares of Stock available under Section 5(a). Additional rules for determining the number of shares of Stock granted under the Plan may be adopted by the Committee, as it deems necessary and appropriate.

      c.     The Stock that may be delivered pursuant to an Award under the Plan may be treasury or authorized but unissued Stock, or Stock may be acquired, subsequently or in anticipation of the transaction, in the open market to satisfy the requirements of the Plan.

Section 6:     Award Agreements.

      Each Award under the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall set forth the number of shares of Stock subject to the Award and shall include the terms set forth below and such other terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan. Notwithstanding the foregoing, the provisions of subsection (b) below may be modified to the extent deemed advisable by the Committee in Award Agreements pertaining to Non-Employees providing consulting, contracting or other services to the Company or a Subsidiary. In the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.

a. Assignability. A provision setting forth the conditions pursuant to which an Award may be assigned or transferred.

b. Termination of Employment.

(i) A provision describing the treatment of an Award in the event of the Retirement, Disability, death or other termination of a Participant’s employment with the Company or a Subsidiary, including, but not limited to, the definitions of Retirement and Disability and terms relating to the vesting, time for exercise, forfeiture or cancellation of an Award in such circumstances. Participants who terminate employment due to Retirement, Disability or death prior to the satisfaction of applicable conditions and restrictions associated with their Awards may be entitled to prorated Awards as and to the extent determined by the Committee.

(ii) A provision describing the treatment of an Award in the event of (A) a transfer of an Employee from the Company to a Subsidiary or an affiliate of the Company, whether or not incorporated, or vice versa, or from one Subsidiary or affiliate of the Company to another or (B) a leave of absence, duly authorized in writing by the Company.

(iii) A provision stating that in the event the Participant’s employment is terminated for Cause (as defined in the Award Agreement), anything else in the Plan or Award Agreement to the contrary notwithstanding, all Awards granted to the Participant shall immediately terminate and be forfeited.

c. Rights as a Shareholder. A provision stating that a Participant shall have no rights as a shareholder with respect to any Stock covered by an Award until the date the Participant becomes the holder of record thereof. Except as provided in Section 9, no adjustment shall be made for dividends or other rights, unless the Award Agreement specifically requires such adjustment.

d. Withholding. A provision requiring the withholding of applicable taxes required by law from all amounts paid in satisfaction of an Award. A Participant may satisfy the withholding obligation by paying the amount of any taxes in cash or, with the approval of the Committee, shares of Stock may be delivered to the Company or deducted from the payment or, in accordance with Section 4(a)(ii), sold to satisfy the obligation in full or in part. If such tax withholding obligation is paid in shares of Stock, tax amounts shall be limited to the statutory minimum as required by law.

e. Treatment of Options. Each Award of an option shall state whether it will or will not be treated as an Incentive Stock Option.

f. Performance Conditions. The Committee may condition, or provide for the acceleration of, the exercisability or vesting of any Award upon such prerequisites as it, in its sole discretion, deems appropriate, including, but not limited to, achievement of specific objectives, whether absolute or relative to a peer group or index designated by the Committee, with respect to one or more measures of the performance of the Company and/or one or more Subsidiaries, including, but not limited to, earnings per share, revenue, net income (whether before or after extraordinary items), net operating income, earnings before interest, taxes, depreciation and amortization (EBITDA), stock price and total shareholder return. Such performance objectives shall be determined in accordance with the Company’s audited financial statements, to the extent applicable, and so that a third party having knowledge of the relevant facts could determine whether such performance objectives are met.

Section 7:     Amendment and Termination

      The Board of Directors may at any time amend, suspend or discontinue the Plan, in whole or in part, provided, however, that no such action shall be effective without the approval of the shareholders of the Company to the extent that such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan; and provided, further, that subject to Section 9, no such action shall impair the rights of any holder of an Award without the holder’s consent. The Committee may at any time alter or amend any or all Awards and Award Agreements under the Plan to the extent permitted by law, except that, subject to the provisions of Section 9, no such alteration or amendment shall impair the rights of any holder of an Award without the holder’s consent. Notwithstanding the foregoing, no such action may, without approval of the shareholders of the Company, increase the number of shares of Stock with respect to which Awards may be granted or reduce the exercise price of any Option or SAR below Fair Market Value on the date of grant.

Section 8:     Administration

      a.     The Plan and all Awards shall be administered by the Committee. The members of the Committee shall be designated by the Board of Directors from among its members who are not eligible for Awards under the Plan.

      b.     Any member of the Committee who, at the time of any proposed grant of one or more Awards, is not a “Non-Employee Director” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act (or any successor provision) shall abstain from and take no part in the Committee’s action on the proposed grant.

      c.     The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

      d.     The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional fees.

      e.     The Committee may appoint such accountants, counsel and other experts as it deems necessary or desirable in connection with the administration of the Plan. Subject to the express provisions of the Plan, the Committee may delegate to the officers or employees of the Company and its Subsidiaries the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose.

      f.     The Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside the U.S. Without limiting the foregoing, the Committee may authorize supplementary plans applicable to Employees subject to the tax laws of one or more countries other than the United States in order to provide for the grant of Non-Qualified Stock Options, Restricted Stock, Unrestricted Stock or SARs to such Employees on terms and conditions, consistent with the Plan, determined by the Committee which may differ from the terms and conditions of other Awards in those forms pursuant to the Plan for the purpose of complying with the conditions for qualification of Awards for favorable treatment under foreign tax laws.

      g.     Subject to the express provisions of the Plan, the Committee shall have the power (i) to implement (including the power to delegate such implementation to appropriate officers of the Company), interpret and construe the Plan and Awards and Award Agreements or other documents defining the rights and obligations of the Company and Participants hereunder and thereunder, (ii) to determine all questions arising hereunder and thereunder, and (iii) to adopt and amend such rules and regulations for the administration hereof and thereof as it may deem desirable. The interpretation and construction by the Committee of any provisions of the Plan or of any Award or Award Agreement shall be conclusive and binding. Any action taken by, or inaction of, the Committee relating to the Plan or any Award or Award Agreement shall be within the discretion of the Committee and shall be conclusive and binding upon all persons. Subject only to compliance with the express provisions hereof, the Committee may act in its discretion in matters related to the Plan and any and all Awards and Award Agreements. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Employees and Non-Employees who receive, or who are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

      h.     It is the intent of the Company that the Plan and Awards hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be Executive Officers, the applicable requirements of Rule 16b-3 under the Exchange Act, so that such persons will be entitled to the benefits of Rule 16b-3, or other exemptive rules under Section 16 of the Exchange Act, and will not be subjected to avoidable liability under Section 16(b) of the Exchange Act.

      i.     The Committee may delegate, and revoke the delegation of, all or any portion of its authority and powers under the Plan to the Chief Executive Officer of the Company, except that the Committee may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or Awards to the extent (i) related to Awards granted to Executive Officers, (ii) inconsistent with the intent expressed in Section 8(h) or (iii) prohibited by applicable law.

Section 9:     Adjustment Provisions

      a.     In the event of any change in or affecting the outstanding shares of Stock by reason of a stock dividend or split, recapitalization, reclassification, merger or consolidation (whether or not the Company is a surviving corporation), reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make or take such amendments to the Plan and outstanding Awards and Award Agreements and such adjustments and actions hereunder and thereunder as it deems appropriate, in its sole discretion, under the circumstances, and its determination in that respect shall be final and binding. Such amendments, adjustments and actions may include, but are not limited to, changes in the number of shares of Stock (or other securities) then remaining subject to the Plan, and the maximum number of shares that may be delivered to any single Participant pursuant to the Plan, including those that are then covered by outstanding Awards, or accelerating the vesting of outstanding Awards. No fractional interests will be issued under the Plan resulting from any adjustments.

      b.     The Committee shall make any further adjustments as it deems necessary to ensure equitable treatment of any holder of an Award as the result of any transaction affecting the securities subject to the Plan not described in (a), or as is required or authorized under the terms of any applicable Award Agreement.

      c.     The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock or other securities ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

Section 10:     Miscellaneous

      a.     Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company or a Subsidiary from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

      b.     Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is made available under the Plan, payments shall be made accordingly. Any such payment shall be a complete discharge of the liability hereunder.

      c.     Unfunded Plan. The Plan shall be unfunded. No provision of the Plan or any Award or Award Agreement shall require the Company or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or a Subsidiary, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees or consultants, as applicable, under generally applicable law.

      d.     Limits of Liability. Any liability of the Company or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Company or its Subsidiaries, nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

      e.     Rights of Employees and Non-Employees. Status as an eligible Employee or Non-Employee shall not be construed as a commitment that any Award shall be made under the Plan to such eligible Employee or Non-Employee or to eligible Employees or Non-Employees generally. Nothing contained in the Plan or in any Award Agreement shall confer upon any Employee or Non-Employee any right to continue in the employ or other service of or, in the case of prospective employees, contractors or consultants, become employed by or render service to the Company or a Subsidiary or constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person’s compensation or other benefits or, in the case of prospective employees, contractors or consultants, prospective compensation or benefits or to terminate the employment or other service or, in the case of prospective employees, contractors or consultants, withdraw an offer of employment or offer to retain such person with or without cause.

      f.     Section Headings. The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

      g.     Gender, Etc. In interpreting the Plan, the masculine gender shall include the feminine, the neuter gender shall include the masculine or feminine, and the singular shall include the plural unless the context clearly indicates otherwise.

      h.     Invalidity. If any term or provision contained herein or in any Award Agreement shall to any extent be invalid or unenforceable, such term or provision, to the extent practicable, will be reformed so that it is valid and as consistent as possible with the original provisions hereof, and such invalidity or unenforceability shall not affect any other provision or part thereof.

      i.     Applicable Law. The Plan, the Award Agreements and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

      j.     Compliance with Laws. Notwithstanding anything contained herein or in any Award Agreement to the contrary, the Company shall not be required to sell or deliver shares of Stock or other securities hereunder or thereunder if the sale or delivery thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or interdealer quotation system, and as a condition of any sale or delivery the Company may require such agreements or undertakings, if any, as the Company may deem necessary or advisable in its discretion to assure compliance with any such law or regulation.

      k.     Effective Date and Term. The Plan was adopted by the Board of Directors of the Company and shall be submitted to the sole shareholder of the Company, and if approved, shall be effective as of the Mindspeed Distribution Date. The Plan shall remain in effect until all Awards granted under the Plan have been exercised or terminated under the terms of the Plan and applicable Award Agreements, provided that Awards under the Plan may only be granted within ten (10) years from the effective date of the Plan.

      l.     Awards for Compensation Purposes Only. The Plan is not intended to constitute an “employee benefit plan” within the meaning of Section 3(3) of ERISA.

MINDSPEED TECHNOLOGIES, INC.

2003 LONG-TERM INCENTIVES PLAN
STOCK OPTION AGREEMENT
TERMS AND CONDITIONS

Section 1:     Definitions

      Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Plan. As used in these Stock Options Terms and Conditions, the following words and phrases shall have the respective meanings ascribed to them below unless the context in which any of them is used clearly indicates a contrary meaning:

a. Award Agreement: These Stock Options Terms and Conditions together with the Grant Letter.

b. Cause: (i) A felony conviction of a Participant; (ii) the commission by a Participant of an act of fraud or embezzlement against the Company and/or a Subsidiary; (iii) willful misconduct or gross negligence materially detrimental to the Company and/or a Subsidiary; (iv) the Participant’s continued failure to implement reasonable requests or directions received in the course of his or her employment; (v) the Participant’s wrongful dissemination or use of confidential or proprietary information; or (vi) the intentional and habitual neglect by the Participant of his or her duties to the Company and/or a Subsidiary.

c. Disability: Permanent and total disability within the meaning of the Company’s long-term disability plan, as it may be amended from time to time, or, if there is no such plan, as determined by the Committee.

d. Grant Letter: The letter from the Company granting the stock option or stock options to the Employee or Non-Employee.

e. IVR: Integrated Voice Response system that is used to facilitate stock option transactions.

f. Mellon: Mellon Investor Services LLC, the stock option administrator whom the Company has engaged to administer and process all stock option exercises.

g. Mindspeed: Mindspeed Technologies, Inc., a Delaware corporation.

h. Options: The stock option or stock options listed in the first paragraph of the Grant Letter and which together with the Stock Options Terms and Conditions constitutes the Award Agreement.

i. Option Shares: The shares of Mindspeed Common Stock issuable or transferable on exercise of the Options.

j. Plan: Mindspeed’s 2003 Long-Term Incentives Plan, as such Plan may be amended and in effect at the relevant time.

k. Retirement: Retirement at or after age 62 or, with the advance consent of the Committee, before age 62 but at or after age 55.

l. Web: Mellon Employee ServiceDirect System that is used to facilitate stock option transactions and is accessible through Mindspeed MyNet.

Section 2:     When Options May be Exercised

      The Options are vested and may be exercised in accordance with the schedule included in the Grant Letter, provided that:

a. if you die while an employee of Mindspeed, your estate, or any person who acquires the Options by bequest or inheritance, may exercise all the Options not theretofore exercised, within (and only within) the period beginning on your date of death (even if you die before you have become entitled to exercise all or any part of the Options) and ending three (3) years thereafter;

b. if your employment by Mindspeed terminates other than by death, then:

(i) if your employment by Mindspeed is terminated for Cause, the Options shall expire forthwith upon your termination and may not be exercised thereafter; and

(ii) if your employment by Mindspeed terminates for any reason (including Retirement or Disability) not specified in subparagraph (a) or in clause (i) of this subparagraph (b), you (or if you die after your termination date, your estate or any person who acquires the Options by bequest or inheritance) may thereafter exercise the Options within (and only within) the period ending three (3) months after your termination date, but only to the extent they were exercisable on your termination date, it being understood that neither (i) your transfer from Mindspeed to a Subsidiary or affiliate of Mindspeed, whether or not incorporated, or vice versa, or from one Subsidiary or affiliate of Mindspeed to another, nor (ii) a leave of absence duly authorized in writing by Mindspeed, shall be deemed a termination of employment; and

c. the beginning exercise date of any unexercisable Options will be delayed for the length of time during which you are on an unpaid leave of absence duly authorized in writing by Mindspeed that exceeds six months.

      The Committee may, in its discretion, extend the period during which Options may be exercised beyond the period set forth in subparagraphs (a) and (b)(ii) above, but in no event shall the provisions of the foregoing subparagraphs (a) or (b)(ii) extend to a date more than eight (8) years after the date of the grant, the period during which the Options may be exercised.

Section 3: Exercise Procedure

      a.     To exercise all or any part of the Options, you (or after your death, your estate or any person who has acquired the Options by bequest or inheritance) must contact the administrator, Mellon, by using the IVR or Web system as follows:

(i) contact Mellon and follow the instructions provided (or contact Mellon using a rotary phone and speak to a customer service representative);

(ii) confirm the Option transaction through the IVR or Web system by receiving a confirmation number;

(iii) at any time you may speak to a customer service representative for assistance;

(iv) full payment of the exercise price for the Option Shares to be purchased on exercise of the Options may be made by:

•	check; or

•	in shares of Stock; or

           • in a combination of check and shares of Stock; and

(v) in the case of any person other than you seeking to exercise the Options, such documents as Mellon or the Secretary of Mindspeed shall require to establish to their satisfaction that the person seeking to exercise the Options is entitled to do so.

      b.     An exercise of the whole or any part of the Options shall be effective:

(i) if you elect (or after your death, the person entitled to exercise the Options elects) to pay the exercise price for the Option Shares entirely by check, (1) upon confirmation of your transaction by using the IVR or Web system and full payment of the exercise price and withholding taxes (if applicable) being received by Mellon within twenty one (21) business days following the confirmation; and (2) receipt of any documents required pursuant to Section 3(a)(v); and

(ii) if you elect (or after your death, the person entitled to exercise the Options elects) to pay the exercise price of the Option Shares in shares of Stock or in a combination of shares of Stock and check, (1) upon confirmation of your transaction by using the IVR or Web system and full payment of the exercise price (as defined in Section 3(d)(i)) and withholding taxes (if applicable) being received by Mellon within twenty one (21) business days following the confirmation; and (2) receipt of any documents required pursuant to Section 3(a)(v).

      c.     If you choose (or after your death, the person entitled to exercise the Options chooses) to pay the exercise price for the Option Shares to be purchased on exercise of any of the Options entirely by check, payment must be made by:

•	delivering to Mellon a check in the full amount of the exercise price for those Option Shares; or

•	arranging with a stockbroker, bank or other financial institution to deliver to Mellon full payment, by check or (if prior arrangements are made with Mellon) by wire transfer, of the exercise price of those Option Shares.

      In either event, in accordance with Section 3(e), full payment of the exercise price for the Option Shares purchased must be made within twenty one (21) business days after the exercise has been conducted and confirmed through the IVR or Web system.

      d.     (i) If you choose (or after your death, the person entitled to exercise the Options chooses) to use already-owned Stock to pay all or part of the exercise price for the Option Shares to be purchased on exercise of any of the Options, you (or after your death, the person entitled to exercise the Options) must deliver to Mellon one or more certificates (and executed stock powers), or authorize the book-entry transfer to Mindspeed of shares of Stock, representing:

•	at least the number of shares of Stock whose value, based on the closing price of the Stock reported on Amex on the day you exercised your Options through the IVR or Web system, equals the exercise price for those Option Shares; or

•	any lesser number of shares of Stock you desire (or after your death, the person entitled to exercise the Options desires) to use to pay the exercise price for those Option Shares and a check in the amount of such exercise price less the value of the Stock delivered, based on the closing price of the Stock reported on Amex on the day you exercised your Options through the IVR or Web system.

      (ii) Mellon will advise you (or any other person who, being entitled to do so, exercises the Options) of the exact number of shares of Stock, valued in accordance with Section 4 of the Plan at the closing price reported on Amex on the effective date of exercise under Section 3(b)(ii), and any funds required to pay in full the exercise price for the Option Shares purchased. In accordance with Section 3(e), you (or such other person) must pay, by check, in shares of Stock or in a combination of check and shares of Stock, any balance required to pay in full the exercise price of the Option Shares purchased within twenty one (21) business days following the confirmation of such exercise of the Options under Section 3(b)(ii).

      (iii) Notwithstanding any other provision of the Award Agreement, the Secretary of Mindspeed may limit the number, frequency or volume of successive exercises of any of the Options in which payment is made, in whole or in part, by delivery of shares of Stock pursuant to this subparagraph (d) to prevent unreasonable pyramiding of such exercises.

      e.     An exercise conducted and confirmed through the IVR or Web system, whether or not full payment of the exercise price for the Option Shares is received by Mellon, shall constitute a binding contractual obligation by you (or the other person entitled to exercise the Options) to proceed with and complete that exercise of the Options (but only so long as you continue, or the other person entitled to exercise the Options continues, to be entitled to exercise the Options on that date). By your acceptance of this Award Agreement, you agree (for yourself and on behalf of any other person who becomes entitled to exercise the Options) to deliver or cause to be delivered to Mellon any balance of the exercise price for the Option Shares to be purchased upon the exercise pursuant to the transaction conducted through the IVR or Web system required to pay in full the exercise price for those Option Shares, that payment being by check, wire transfer, in shares of Stock or in a combination of check and shares of Stock, on or before the twenty-first (21st) business day after the date on which you confirm the transaction through the IVR or Web system. If such payment is not made, you (for yourself and on behalf of any other person who becomes entitled to exercise the Options) authorize Mindspeed, in its discretion, to set off against salary payments or other amounts due or which may become due you (or the other person entitled to exercise the Options) any balance of the exercise price for those Option Shares remaining unpaid thereafter.

      f.     A book-entry statement representing the number of Option Shares purchased will be issued as soon as practicable (i) after Mellon has received full payment therefor or (ii) at Mindspeed’s or Mellon’s election in their sole discretion, after Mindspeed or Mellon has received (x) full payment of the exercise price of those Option Shares and (y) any reimbursement in respect of withholding taxes due pursuant to Section 5.

Section 4:     Transferability

      No Options or portion thereof shall be transferable by you otherwise than (i) by will or by laws of descent and distribution, (ii) by gift to members of your immediate family, (iii) to a trust established for the benefit of your immediate family members only, (iv) to a partnership in which your immediate family members are the only partners or (v) as otherwise determined by the Committee. For purposes of the Plan, “immediate family” shall mean your spouse and natural, adopted or step-children and grandchildren. Notwithstanding any transfer of an Option or portion thereof, the transferred Option shall continue to be subject to the Plan and Award Agreement as were applicable to you immediately prior to the transfer, as if the Option had not been transferred.

Section 5:     Withholding

      Mindspeed or Mellon shall have the right, in connection with the exercise of the Options in whole or in part, to deduct from any payment to be made by Mindspeed or Mellon under the Plan an amount equal to the taxes required to be withheld by law with respect to such exercise or to require you (or any other person entitled to exercise the Options) to pay to it an amount sufficient to provide for any such taxes so required to be withheld. By your acceptance of this Award Agreement, you agree (for yourself and on behalf of any other person who becomes entitled to exercise the Options) that if Mindspeed or Mellon elects to require you (or such other person) to remit an amount sufficient to pay such withholding taxes, you (or such other person) must remit that amount within twenty one (21) business days after the confirmation of the Option exercise (Section 3(a)(ii)). If such payment is not made, Mindspeed, in its discretion, shall have the same right of set-off with respect to payment of the withholding taxes in connection with the exercise of the Option as provided under Section 3(e) with respect to payment of the exercise price.

Section 6:     Rights as Shareholder

      You will not have any rights as a shareholder with respect to any Option Shares unless and until you become the holder of such Option Shares on the books and records of Mindspeed.

Section 7:     Headings

      The section headings contained in these Stock Options Terms and Conditions are solely for the purpose of reference, are not part of the agreement of the parties and shall in no way affect the meaning or interpretation of this Award Agreement.

Section 8:     References

      All references in these Stock Options Terms and Conditions to sections, paragraphs, subparagraphs or clauses shall be deemed to be references to sections, paragraphs, subparagraphs and clauses of these Stock Options Terms and Conditions unless otherwise specifically provided.

Section 9:     Amendment and Termination

      I understand that Mindspeed has reserved the right to amend or terminate the Plan at any time, and that the grant of an Option in one year or at one time does not in any way obligate Mindspeed or its affiliates to make a grant in any future year or in any given amount. I acknowledge and understand that the grant is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, redundancy or similar pay, other than to the extent required by local law.

Section 10:     Entire Agreement

      This Award Agreement and the Plan embody the entire agreement and understanding between Mindspeed and you with respect to the Options, and there are no representations, promises, covenants, agreements or understandings with respect to the Options other than those expressly set forth in this Award Agreement and the Plan.

Section 11:     Applicable Laws and Regulations

      This Award Agreement and Mindspeed’s obligation to issue Option Shares hereunder are governed by the laws of the State of Delaware, without regard to its conflicts of laws principles, and the Federal law of the United States.

MINDSPEED TECHNOLOGIES, INC.

2003 LONG-TERM INCENTIVES PLAN
RESTRICTED STOCK AWARD
TERMS AND CONDITIONS

      In accordance with a determination of the Board of Directors of Mindspeed Technologies, Inc., you have been awarded Restricted Stock pursuant to the Company’s 2003 Long-Term Incentives Plan (the “Plan”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Plan.

      The Restricted Stock has been granted to you upon the following terms and conditions:

Section 1:     Earning of Restricted Stock

      You shall be deemed to have earned the Restricted Stock subject to this Agreement on the earlier of:

      a. the vesting provisions as established in your Grant Letter; or

      b. your death or Disability (as defined in Section 10).

Section 2:     Retention of Certificates for Restricted Stock and Dividends

      To facilitate implementation of the provisions of this Agreement, certificates for the Restricted Stock and any dividends or distributions thereon or in respect thereof (“Dividends”), whether in cash or otherwise (including but not limited to additional shares of Stock, other securities of the Company or securities of another entity, any such shares or other securities being collectively referred to herein as “Stock Dividends”) shall be delivered to and held by the Company, or shall be held in book-entry form subject to the Company’s instructions, until you shall have earned the Restricted Stock in accordance with the provisions of paragraph 1, provided that unless you shall have earlier earned the Restricted Stock, the Restricted Stock will not be issued, and no dividends will be paid or distributions made thereon prior to thirty days after your hire date. Additionally, you agree to provide such other documents appropriate to effectuate the purpose and intent of this Agreement as the Company may reasonably request from time to time.

Section 3:     Voting Rights

      Notwithstanding the retention by the Company of certificates (or the right to give instructions with respect to shares held in book-entry form) for the Restricted Stock and any Stock Dividends, you shall be entitled to vote the Restricted Stock and any Stock Dividends held by the Company in accordance with paragraph 2, unless and until such shares have been forfeited in accordance with paragraph 5.

Section 4:     Delivery of Earned Restricted Stock

      As promptly as practicable after you shall have been deemed to have earned the Restricted Stock in accordance with paragraph 1, the Company shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Stock by bequest or inheritance) the Restricted Stock, together with any Dividends then held by the Company (or subject to its instructions).

Section 5:     Forfeiture of Unearned Restricted Stock and Dividends

      Notwithstanding any other provision of this Agreement, (a) if at any time it shall become impossible for you to earn any of the Restricted Stock in accordance with this Agreement, or (b) unless determined otherwise by the Committee, in the event of a Termination of Employment (as defined below), all unearned Restricted Stock, together with any Dividends thereon, shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. Upon any such forfeiture, the unearned Restricted Stock theretofore issued, together with any Dividends thereon, shall be transferred to the Company. For purposes of this paragraph, “Termination of Employment” shall mean your termination of your employment as an employee of the Company for any reason, or the Company terminating your employment for Cause (as defined in Section 10), provided that (i) death, (ii) Disability, (iii) a transfer from the Company to a Subsidiary or affiliate of the Company, whether or not incorporated, or vice versa, or from one Subsidiary or affiliate of the Company to another and (iv) a leave of absence, duly authorized in writing by the Company, shall not be deemed a Termination of Employment.

Section 6:     Transferability

      The Restricted Stock award is not transferable by you otherwise than (i) by will or by laws of descent and distribution, (ii) by gift to members of your immediate family, (iii) to a trust established for the benefit of your immediate family members only, (iv) to a partnership in which your immediate family members are the only partners or (v) as otherwise determined by the Committee. For purposes of this plan, “immediate family” shall mean your spouse and natural, adopted or step-children and grandchildren. Notwithstanding any transfer of the Restricted Stock award or portion thereof, the transferred Restricted Stock award shall continue to be subject to the Plan and this Agreement’s terms and conditions as were applicable to you immediately prior to the transfer, as if the Restricted Stock award had not been transferred.

Section 7:     Withholding

      The Company shall have the right, in connection with the delivery of the Restricted Stock and any Dividends subject to this agreement, (i) to deduct from any payment otherwise due by the Company to you or any other person receiving delivery of the Restricted Stock and any Dividends an amount equal to the taxes required to be withheld by law with respect to such delivery, (ii) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld or (iii) to sell such number of the Restricted Stock and any Stock Dividends as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

Section 8:     Data Privacy

      If you are an Employee providing services to the Company or one of its Subsidiaries at a location outside the United States, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company or its Subsidiaries (your “Employer”), for the exclusive purpose of implementing, administering and managing your participation in the Plan.

      You understand that the Company, its Subsidiaries and your Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company or its Subsidiaries, details of all Restricted Stock awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Stock acquired upon vesting of the Restricted Stock award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting in writing your local human resources representative. You understand that withdrawal of consent may affect your participation in the Plan.

Section 9:     Applicable Law

      This agreement and the Company’s obligation to deliver Restricted Stock and any Dividends hereunder shall be governed by the State of Delaware, without regard to its conflicts of laws principles, and the Federal law of the United States.

Section 10:     Definitions

      a.     Cause: (i) A felony conviction of a Participant; (ii) the commission by a Participant of an act of fraud or embezzlement against the Company and/or a Subsidiary; (iii) willful misconduct or gross negligence materially detrimental to the Company and/or a Subsidiary; (iv) the Participant’s continued failure to implement reasonable requests or directions received in the course of his or her employment; (v) the Participant’s wrongful dissemination or use of confidential or proprietary information; or (vi) the intentional and habitual neglect by the Participant of his or her duties to the Company and/or a Subsidiary.

      b.     Disability: Permanent and total disability within the meaning of the Company’s long-term disability plan, as it may be amended from time to time, or, if there is no such plan, as determined by the Committee.

      c.     Grant Letter: The letter from the Company granting the Restricted Stock to the Employee.

Where a vote is not specified, the proxies will vote the shares represented by the proxy FOR the election of directors and FOR proposals 2, 3 and 4 and will vote in accordance with their discretion on such other matters as may properly come before the meeting.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS:

01 M. Louie	02 T. Madden

FOR	WITHHELD FOR ALL
☐	☐

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	APPROVAL OF 2003 LONG TERM INCENTIVES PLAN.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	APPROVAL OF INCREASE IN AUTHORIZED SHARES UNDER 2003 LONG TERM INCENTIVES PLAN.	☐	☐	☐

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

I/We plan to attend the meeting. (Please detach admittance card below and bring to the meeting.)	☐

Signature	Signature if held jointly	Date:	,	2005

If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the name of more than one person, each person should sign the proxy card. Please sign, date and return the proxy card promptly using the enclosed envelope.

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on February 23, 2005.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/mspd

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail
Mark, sign and date
your proxy card and
return it in the
enclosed postage-paid
envelope.

If you vote by internet or by telephone, you do NOT
need to mail back your proxy card.

THANK YOU FOR VOTING.

TO VIEW THE ANNUAL REPORT ON FORM 10-K AND PROXY STATEMENT
ONLINE GO TO: http://www.mindspeed.com

PROXY
MINDSPEED TECHNOLOGIES, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Raouf Y. Halim and Simon Biddiscombe, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Mindspeed Technologies, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held on February 24, 2005, or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

     To vote in accordance with the Board of Directors’ recommendations just sign and date the other side; no boxes need to be checked.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Bring this admission ticket with you to the meeting on February 24, 2005. Do not mail.

     This admission ticket admits you to the meeting. You will not be let in to the meeting without an admission ticket or other proof of stock ownership as of December 27, 2004, the record date.

ADMISSION TICKET

MINDSPEED TECHNOLOGIES, INC.

2005 Annual Meeting of Stockholders

February 24, 2005

10:00 A.M. Local Time

Hilton Irvine
Orange County Airport Hotel
18800 MacArthur Blvd.
Irvine, CA 92612

NOTE: Seating at the Annual Stockholders Meeting will be limited, therefore, request or receipt of an Admittance Card does not guarantee the availability of a seat.

NON-TRANSFERABLE	NON-TRANSFERABLE